Exhibit 10.14
SUBLEASE AGREEMENT
between
AVANIR PHARMACEUTICALS
as Sublandlord
and
SIRION THERAPEUTICS, INC.
as Subtenant

Building Address:	11408 Sorrento Valley Road
San Diego, California 92121

SUBLEASE AGREEMENT
     THIS SUBLEASE AGREEMENT (“Sublease”) is made as of this 5th day of September, 2006 (the “Effective Date”), by and between AVANIR PHARMACEUTICALS, a California corporation (“Sublandlord”) and SIRION THERAPEUTICS, INC., a North Carolina corporation (“Subtenant”), with Sublandlord and Subtenant hereinafter sometimes referred to collectively as the “Parties” and individually as a “Party”).
WITNESSETH:
     WHEREAS, Sorrento Plaza, a California limited partnership (“Master Landlord”) and Sublandlord, are parties to a certain Standard Industrial Net Lease, dated as of May 20, 2002, as amended on August 1, 2002 and April 2, 2003 (the “Master Lease”), a copy of which is attached hereto as Exhibit A;
     WHEREAS, pursuant to the terms of the Master Lease, Master Landlord has leased to Sublandlord, a portion of the premises (the “Master Lease Premises”) which are part of an office industrial center located at 11404 and 11408 Sorrento Valley Road, San Diego, California 92121 (the “Center”). (Initially capitalized terms not otherwise defined in this Sublease shall have the meanings attributed to such terms in the Master Lease, and unless otherwise expressly provided herein, all references in this Sublease to “Section” shall refer to the respective “Section” of the Master Lease and all references to “Paragraph” in this Sublease shall refer to the respective “Paragraph” of this Sublease.);
     WHEREAS, Sublandlord now desires to sublease to Subtenant and Subtenant now desires to sublease from Sublandlord the Sublease Premises (as defined below), on the terms, covenants and conditions hereinafter provided.
     NOW, THEREFORE, Sublandlord and Subtenant covenant and agree as follows:
1. Summary and Definitions: The following definitions apply in this Sublease:
          (a) Base Rent: Base Rent shall be as follows:

Period During
Sublease Term	Monthly Base Rent	Annual Base Rent
Sublease Commencement Date through and including the day immediately preceding the first anniversary of the Sublease Commencement Date	$21,150.00	$253,800.00
First anniversary of Sublease Commencement Date through and including the day immediately preceding the second anniversary of the Sublease Commencement Date	$21,784.50	$261,414.00
Second anniversary of Sublease Commencement Date through and including the day immediately preceding the third anniversary of the Sublease Commencement Date	$22,438.00	$269,256.42
     (b) Security Deposit: $84,600.00.
     (c) Sublease Premises: A portion of the Master Lease Premises constituting approximately nine thousand (9,000) rentable square feet at 11408 Sorrento Valley Road, San Diego, California 92121 (the “Building”), as depicted on Exhibit B attached hereto.
     (d) Term:
(i) The term of this Sublease (“Sublease Term”) shall commence on the date upon which Sublandlord shall have obtained the consent of Master Landlord to this sublease in form acceptable to Sublandlord and shall have delivered possession of the Sublease Premises to Subtenant (“Sublease Commencement Date”). The Sublease Term shall expire on the third anniversary of the Sublease Commencement Date, or such earlier date on which this Sublease may be terminated in accordance with the provisions hereof or the provisions of the Master Lease (“Sublease Expiration Date”), in which case Sublandlord shall promptly provide Subtenant with prior written notice of such termination. In no event shall Subtenant conduct Subtenant’s business operations from the Sublease Premises prior to the Sublease Commencement Date. Subtenant shall have the right to enter the Sublease Premises upon execution of the Sublease for any purposes other than to conduct its business operations, including but not limited to monitoring construction, installing furniture, networks, telecommunication equipment and fiber and any other personal property, provided, however that any waiver and indemnity provisions as described in Paragraph 15 shall be binding on Subtenant as soon as Subtenant enters the Sublease Premises for the purposes listed above and any other permissible purposes.

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(ii) Provided that Subtenant shall not be default of any obligation under this Sublease, beyond all applicable notice and cure periods, either on the date that it is required to give notice or on the effective date of such extension period, Subtenant shall have an option to extend the term of the Sublease to expire on January 14, 2013 which is the Master Lease Expiration Date. If such option is exercised, Base Rent will be increased to the greater on one hundred and five percent (105%) of the last month’s Base Rent, or the then current market rate for like product in Sorrento Valley, as mutually determined in good faith by Sublandlord and Subtenant. If Subtenant elects to extend the term of the Sublease, it shall provide written notice to Sublandlord no less than one hundred eighty (180) days prior to the Sublease Expiration Date.
2. Sublease.
     Sublandlord hereby subleases to Subtenant, and Subtenant hereby subleases from Sublandlord, the Sublease Premises, together with all appurtenances thereto as provided in the Master Lease, for the Sublease Term and on the terms and conditions contained in this Sublease. Subtenant’s sublease of the Sublease Premises is subject to the terms and conditions of the Master Lease as provided further in this Sublease.
3. Condition of Sublease Premises.
(a) In entering into this Sublease, Subtenant acknowledges that, except as expressly set forth in this Sublease, Subtenant has not relied upon or been induced by any statements or representations of Sublandlord or any other parties or persons with respect to the physical condition of the Sublease Premises or with respect to any other matter affecting the Sublease Premises, that might be pertinent in considering the leasing of the Sublease Premises or the execution of this Sublease. Subtenant has, on the contrary, relied solely on such investigations, examinations and inspections as Subtenant has chosen to make or have made on its behalf. Upon taking possession of the Sublease Premises, Subtenant shall be deemed to have accepted the Sublease Premises in its then “as-is” “where-is” condition.
(b) By taking possession of the Sublease Premises, Subtenant shall conclusively evidence that the Sublease Premises are fully completed and are suitable for Subtenant’s purposes, that the Building and the Sublease Premises are in good and satisfactory condition, and that Subtenant waives any defect therein.
4. Base Rent.
     During the Sublease Term Subtenant shall pay Sublandlord, as rent for the Sublease Premises, the Base Rent, without set-off or deduction whatsoever, except as otherwise provided herein. Base Rent shall be due and payable by Subtenant in

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immediately available funds, in advance on or before the first day of each calendar month without notice or demand.
5. Additional Rent.
     In addition to the Base Rent under Paragraph 4 above, any and all other charges, expenses or other sums Subtenant is required to pay under the terms of this Sublease shall be deemed additional rent (“Additional Rent”, and together with Base Rent, “Subtenant’s Rent”). Sublandlord shall have the same rights and remedies with respect to payment of Additional Rent as Sublandlord shall have with respect to the Base Rent. Subtenant shall remain responsible for Subtenant’s Rent and any other charges, expenses or other sums which first arise, accrue or are invoiced at any time during or after the expiration of the Sublease Term, whether by Sublandlord or Master Landlord, to the extent they arise or accrue with respect to any period during the Sublease Term from any liabilities or obligations of Subtenant under the provisions of this Sublease (including any obligations under the Master Lease which are incorporated herein as liabilities or obligations of Subtenant).
6. Rent Payments.
(a) Subtenant’s Rent and all other charges, expenses or other sums Subtenant is required to pay to Sublandlord hereunder shall be due and payable without billing or demand, and without deduction, set-off or counterclaim, except as otherwise provided herein, in lawful money of the United States of America, at Sublandlord’s address for notices in Paragraph 17 hereof or to such other person or at such other place as Sublandlord may from time to time designate in writing, and shall be due and payable by Subtenant to Sublandlord on or before the date specified in this Sublease, provided that if no date is specified as to the applicable payment, then on or before (i) three (3) business days prior to the corresponding date provided in the Master Lease for payment of the same by Sublandlord to Master Landlord (provided that in no event shall such period be shortened to a duration of less than two (2) business days) or (ii) if there is no corresponding date provided in the Master Lease for payment of the same by Sublandlord to Master Landlord, then ten (10) business days after written request from Sublandlord to Subtenant. The failure of Subtenant to make payment in full of Subtenant’s Rent or any other charges, expenses or other sums Subtenant is required to pay to Sublandlord hereunder by the due date provided herein for such payment, shall potentially subject Subtenant to the obligation to pay to Sublandlord (y) interest in accordance with the provisions of Paragraph 20 and (z) a late charge in accordance with the provisions of Paragraph 7.
(b) If the Sublease Term commences on a day other than the first day of a calendar month or ends on a day other than the last day of a calendar month, then

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Subtenant’s Rent for the first and last fractional months of the Sublease Term shall be appropriately prorated.
(c) Sublandlord may upon reasonable prior written notice from time to time (which notice shall include Master Landlord’s address and Master Landlord’s acknowledgement of such notice) instruct Subtenant to make any payment of Subtenant’s Rent directly to Master Landlord, in which event Subtenant shall timely make all such payments so instructed directly to Master Landlord (with a copy of the check to be contemporaneously forwarded by Subtenant to Sublandlord at the time of making of each such payment), and in such event Sublandlord shall have no responsibility to Subtenant for the payment of any such amount, and Subtenant shall be solely responsible for any interest or late charges that may be imposed as a result of any failure of Subtenant to have timely and properly made any such payment to Master Landlord. Any payment made directly by Subtenant to Master Landlord at the request of Sublandlord shall be credited against any of Subtenant’s Rent due under this Sublease as and when received by Master Landlord.
7. Late Charges.
     SUBTENANT ACKNOWLEDGES THAT LATE PAYMENT BY SUBTENANT TO SUBLANDLORD OF ALL OR ANY PORTION OF SUBTENANT’S RENT AND OTHER CHARGES, EXPENSES OR OTHER SUMS PROVIDED FOR UNDER THIS SUBLEASE WILL CAUSE SUBLANDLORD TO INCUR COSTS NOT CONTEMPLATED BY THIS SUBLEASE, THE EXACT AMOUNT OF SUCH COSTS BEING EXTREMELY DIFFICULT OR IMPRACTICABLE TO FIX. THEREFORE, IF ALL OR ANY PORTION OF ANY INSTALLMENT OF SUBTENANT’S RENT OR ANY OTHER CHARGES, EXPENSES OR OTHER SUMS DUE FROM SUBTENANT IS NOT RECEIVED BY SUBLANDLORD WITHIN FIVE (5) DAYS OF THE DATE DUE, SUBTENANT SHALL PAY TO SUBLANDLORD AN ADDITIONAL SUM EQUAL TO FIVE PERCENT (5%) OF THE AMOUNT OVERDUE AS A LATE CHARGE. THE PARTIES AGREE THAT THIS LATE CHARGE REPRESENTS A FAIR AND REASONABLE ESTIMATE OF THE COSTS THAT SUBLANDLORD WILL INCUR BY REASON OF THE LATE PAYMENT BY SUBTENANT. SUCH LATE CHARGE SHALL BE DEEMED ADDITIONAL RENT FOR ALL PURPOSES UNDER THIS SUBLEASE AND SHALL BE IN ADDITION TO, AND NOT IN LIEU OF, ANY INTEREST THAT MAY ACCRUE ON ANY SUCH OVERDUE AMOUNT PURSUANT TO THE PROVISIONS OF THIS SUBLEASE.

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8. Use.
     Subtenant shall use and occupy the Sublease Premises only for the purposes permitted under, and in a manner consistent with, the provisions of the Master Lease. Subtenant will pay for any damage to any part of the Sublease Premises, Building or Center, subject to any applicable waiver of subrogation provision, if (i) caused by any act or omission by Subtenant or Subtenant’s employees, agents, licensees, contractors or invitees and (ii) Sublandlord would be required to pay for such damage under the Master Lease. Subtenant will comply with applicable provisions of the Master Lease and the Center’s Rules and Regulations and will not cause anywhere in the Center, Building or permit in the Sublease Premises, (i) any activity or thing contrary to applicable law, ordinance, regulation, restrictive covenant, or insurance regulation; or which is in any way immoral or extra hazardous or could jeopardize the coverage of normal insurance policies or increase their cost; (ii) waste or nuisance, or any activity causing odors perceptible outside the Sublease Premises; or (iii) overloading the floors or the structural or mechanical systems of the Building. Subtenant shall not erect or place any item in or upon the areas outside the Sublease Premises, except as expressly provided in this Sublease. Subtenant shall not erect or place any item (including, without limitation, signs) in, upon or visible from the exterior of the Building without the consent of Master Landlord and Sublandlord, except as expressly provided in this Sublease. Subtenant shall at Subtenant’s sole cost and expense faithfully observe and promptly comply with all local, state and federal laws, statutes, ordinances and governmental resolutions, orders, rules, regulations and requirements now in force or which may hereafter be in force with respect to Subtenant’s use, occupancy or possession of the Sublease Premises and Subtenant’s business conducted in the Sublease Premises and with the requirements of any board of fire underwriters or other similar body now or hereafter constituted relating to or affecting the condition, use or occupancy of the Sublease Premises. Subtenant shall also comply with any covenant, condition or restriction affecting the Building. Subtenant’s obligations under this Paragraph 8 will survive the termination of this Sublease.
9. Contract Vivarium Services.
     Sublandlord and Subtenant shall enter into a contract for Sublandlord to provide vivarium space and services to Subtenant which shall be memorialized in a separate agreement.
10. Operating Costs/Real Estate Taxes/Utilities.
(a) Commencing on the Sublease Commencement Date, Subtenant shall pay its pro rata share of Operating Costs (as defined in the Master Lease) for the Building and Center incurred by Sublandlord under the Master Lease. Subtenant’s pro rata share of Operating Costs is thirty percent (30%) of the Operating Costs incurred

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by Sublandlord under the Master Lease, which represents the ratio of the Rentable Square Footage of the Sublease Premises to the Rentable Square Footage of the Master Lease Premises (“Subtenant’s Pro Rata Share”). Subtenant’s pro rata share shall be computed by Sublandlord on a monthly or other periodic basis selected by Sublandlord. Subtenant’s shall pay the amount of such pro rata share within ten (10) business days after receipt of a statement from Sublandlord.
(b) Subtenant’s share of real property taxes, insurance costs and other components of additional rent shall be computed on the same basis as Subtenant’s pro rata share of Operating Costs.
(c) To the extent not separately metered or monitored with respect to the Sublease Premises, Sublandlord shall provide the following utilities to the Sublease Premises, including but not limited to, electricity, water, HVAC, emergency generator, deionized water and janitorial services (the “Utilities”). Subtenant shall be responsible for its pro rata share of Sublandlord’s cost of Utilities. Subtenant’s pro rata share shall be computed on the same basis as Subtenant’s pro rata share of Operating Costs, except for janitorial services whereby Subtenant’s pro rata share shall be sixteen (16%) of the costs incurred by Sublandlord, which represents the ratio of Rentable Square Footage of the Sublease Premises to the Rentable Square Footage of the total area leased by Sublandlord within the Center (57,000 square feet). Sublandlord shall in no way be liable or responsible for any loss, damage or expense the Subtenant may sustain or incur by reason of any change, failure, interruption, interference or defect in the supply or character of the electricity or other utilities supplied to the Sublease Premises. Sublandlord makes no representation or warranty as the suitability of the utility service for Subtenant’s requirements, and no such change, failure, defect, unavailability or unsuitability shall constitute any actual or constructive eviction, in whole or in part, or entitle Subtenant to any abatement or diminution of rent, or relieve Subtenant of any of its obligations under this Sublease. Sublandlord shall not be liable in damages or otherwise for any failure or interruption of any utility service, and no such failure or interruption shall entitle Subtenant to terminate this Sublease or abate the rent due hereunder.
(d) Sublandlord shall provide security services, access control and process alarms (“Security Services”) and Subtenant shall be responsible for its pro rata share of Security Services. Subtenant’s pro rata share for such Security Services shall be computed on the same basis as Subtenant’s pro rata share of janitorial services, but in no event will Subtenant’s payment for such services be less than $750 per month. Sublandlord shall in no way be liable or responsible for any loss, damage or expense the Subtenant may sustain or incur by reason of any change, failure, interruption, interference or defect in the supply or character of the Security Services supplied to the Sublease Premises. Sublandlord makes no representation

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or warranty as the suitability of the Security Services for Subtenant’s requirements, and no such change, failure, defect, unavailability or unsuitability shall constitute any actual or constructive eviction, in whole or in part, or entitle Subtenant to any abatement or diminution of rent, or relieve Subtenant of any of its obligations under this Sublease. Sublandlord shall not be liable in damages or otherwise for any failure or interruption of any of the Security Services, and no such failure or interruption shall entitle Subtenant to terminate this Sublease or abate the rent due hereunder.
(e) Subtenant shall have the right to opt out of the use of janitorial services and Security Services provided by Sublandlord upon thirty (30) days prior written notice to Sublandlord.
11. Subordination.
     Sublandlord and Subtenant confirm and agree that this Sublease is subject and subordinate to all of the terms, covenants and conditions of the Master Lease and to the matters to which the Master Lease shall be subordinate. Without limiting the generality of the foregoing, in the event of termination of Sublandlord’s interest under the Master Lease for any reason (including, without limitation, upon the occurrence of any casualty or condemnation pertaining to the Sublease Premises) this Sublease shall terminate coincidentally therewith and Sublandlord shall return to Subtenant the Security Deposit and any prepaid Subtenant’s Rent not applied to a default of Subtenant within twenty (20) days of such termination. Sublandlord shall have no liability to Subtenant in connection therewith, unless the termination of the Master Lease was caused by a violation of Sublandlord’s covenants and agreements in Paragraph 12 below.
12. Incorporation of Master Lease Terms.
(a) The applicable terms, covenants and conditions contained in the Master Lease are hereby incorporated herein and shall, as between Sublandlord and Subtenant, constitute additional terms, covenants and conditions of this Sublease, except to the extent set forth below. Except as provided in this Paragraph 12, all references in the Master Lease to “Landlord”, “Tenant”, “Lease”, “Premises”, “Commencement Date” and “Rent” shall, for purposes of incorporation thereof into this Sublease, mean and refer to “Sublandlord”, “Subtenant”, “Sublease”, “Sublease Premises”, “Sublease Commencement Date” and “Subtenant’s Rent”, respectively. As between the Parties hereto, (i) Sublandlord agrees to observe and perform the terms, covenants and conditions on its part to be observed and performed hereunder (and as Tenant under the Master Lease to the extent that such obligations are not to be performed by Subtenant hereunder) (w) which would materially and adversely impact Subtenant if not complied with, (x) which do not require for their performance possession of the Sublease Premises, (y) which are not otherwise to be performed by Subtenant hereunder, and (z) provided Subtenant

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complies with its obligations hereunder; and (ii) Subtenant agrees to be bound by the provisions of the Master Lease incorporated herein and to keep, observe and perform for the benefit of Master Landlord and Sublandlord each of the terms, covenants and conditions on its part to be kept, observed and performed hereunder as well as those applicable terms, covenants and conditions to be observed and performed by Sublandlord as Tenant under the Master Lease with respect to the Sublease Premises. Without limiting the foregoing, Subtenant shall not commit or permit to be committed on the Sublease Premises any act or omission which shall violate any term, covenant or condition of the Master Lease. Subtenant shall under no circumstances have any rights with respect to the Sublease Premises greater than Sublandlord’s rights as Tenant under the Master Lease.
(b) In the event of conflict between any provision of the Master Lease which is incorporated herein as described above in this Paragraph 12 and any provision of this Sublease, the provisions of this Sublease shall control. In determining whether to grant or withhold any consent or approval hereunder, Sublandlord may expressly condition the same upon the consent or approval of Master Landlord if such consent or approval is required under the Master Lease.
(c) The following Sections and provisions of the Master Lease do not apply to, shall not be a part of, and are not incorporated into this Sublease.

Specific Section Excluded
Section	Subject Matter	(if not entire Section)
Section 1	Basic Lease Terms

Section 2	The Premises

Section 3	Lease Term

Section 4	Rent	Section 4.1 (Minimum Monthly Rent); Section 4.2 (Lease Year); Section 4.4 (Impounds)

Section 5	Security Deposit	Section 5.3 (Reduction of Security Deposit Amount)

Section 21	Default by Tenant	Section 21(d)(v)
Exhibits B, C and E to the Master Lease shall be incorporated into this Sublease but all other exhibits and references thereto shall be excluded.

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(d) Sublandlord and Subtenant agree that Sublandlord shall not be responsible or liable to Subtenant for the performance or nonperformance of any obligations of Master Landlord under the Master Lease, and in furtherance thereof agree as follows:
(i) Notwithstanding anything to the contrary contained in this Sublease, Sublandlord shall not be required to (A) provide or perform any insurance and services or any alterations, improvements, improvement allowances or other construction obligations as to the Sublease Premises, (B) provide any utilities (including electricity) to the Sublease Premises, (C) perform any maintenance or make any of the repairs to the Sublease Premises, Building or the Center, (D) comply with any laws or requirements of governmental authorities regarding the maintenance or operation of the Sublease Premises after Subtenant takes possession of the Premises or prior thereto to the extent required to be complied with by Master Landlord under the Master Lease, (E) take any other action relating to the operation, maintenance, repair, alteration or servicing of the Sublease Premises that Master Landlord may have agreed to provide, furnish, make, comply with, or take, or cause to be provided, furnished, made, complied with or taken under the Master Lease, or (F) provide Subtenant with any rebate, credit, allowance or other concession required of Master Landlord for any reason pursuant to the Master Lease unless Sublandlord receives a rent abatement with respect to the Sublease Premises and Subtenant is not in default of its obligations under the Sublease. Sublandlord makes no representation or warranty of quiet enjoyment as to any persons claiming by, through or under Master Landlord, but Sublandlord represents and warrants quiet enjoyment as against any person claiming by, through or under Sublandlord.
(ii) Sublandlord agrees, upon request of Subtenant, to use due diligence, at Subtenant’s sole cost and expense, to cause Master Landlord to provide, furnish, or comply with any of Master Landlord’s obligations under the Master Lease or to provide any required consents or approvals; provided, however, that Sublandlord shall not be obligated to use such efforts or take any action which, in Sublandlord’s reasonable judgment, might give rise to a default by Sublandlord under the Master Lease. If Master Landlord shall default in the performance of any of its obligations under the Master Lease or at law, Sublandlord shall, upon request and at the expense of Subtenant, cooperate with Subtenant in the prosecution of any reasonable action or proceeding, in order to have Master Landlord (A) make such repairs, furnish such electricity, provide such services or comply with any other obligation of Master Landlord under the Master Lease or as required by law, and/or (B) compensate Subtenant for any earlier default by Master Landlord in the payment or performance of its liabilities and obligations

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under the Master Lease during the Sublease Term. The indemnity obligation of Subtenant as set forth in Paragraph 15 shall apply to any claims of Master Landlord arising from or in connection with any such request, action or proceeding.
(iii) Subtenant shall not make any claim against Sublandlord for any damage which may arise by reason of: (i) the failure of Master Landlord to keep, observe or perform any of its obligations under the Master Lease; or (ii) the acts or omissions of Master Landlord or its employees, agents, licensees, contractors or invitees.
(iv) Subtenant agrees that any waiver of liability, waiver of subrogation rights, or indemnification provisions in the Master Lease which are incorporated herein as waivers or obligations of Subtenant (including, but not limited to, in Sections 9.5, 12.2, 13 and 14.5 of the Master Lease, to the extent applicable to and incorporated in this Sublease), shall be deemed expanded so as to provide for Subtenant to make such waivers and provide such indemnities not only in favor of Sublandlord, but also in favor of Master Landlord, and the respective affiliated employees, agents and the like of both Sublandlord and Master Landlord as enumerated in such provisions.
(e) In the event that Sublandlord, as Tenant, is entitled to termination rights for all or a portion of the Sublease Premises, including, without limitation, as a result of (i) damage and destruction under Section 16 of the Master Lease, or (ii) a partial condemnation under Section 17 of the Master Lease, then Subtenant shall be entitled to similar termination rights with respect to the portion or all of the Sublease Premises affected, regardless of whether or not Sublandlord seeks to enforce such termination rights under the Master Lease.
(f) In the event that Sublandlord, as Tenant, receives a rent abatement for all or a portion of the Sublease Premises, including, without limitation, as a result of (i) damage and destruction under Section 16 of the Master Lease, or (ii) a partial condemnation under Section 17 of the Master Lease, then Subtenant shall be entitled to similar abatement of Subtenant’s Rent with respect to the portion or all of the Sublease Premises affected.
(g) Sublandlord covenants and agrees to provide Subtenant with copies of any notices of default under Master Lease (unless such default has already been cured), or notices that could affect Subtenant’s rights and obligations under this Sublease within five (5) business days after Sublandlord’s receipt thereof. Sublandlord shall obtain the prior written consent of Subtenant prior to (i) amending or otherwise modifying the Master Lease, or (ii) waiving, or allowing to lapse, any right of Sublandlord under the Master Lease, to extend that any such

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action under (i) or (ii) above would have a material adverse effect on Subtenant, its use and enjoyment of the Sublease Premises, or its rights under this Sublease.
13. Insurance.
     Subtenant shall comply at all times and in all respects with the provisions of Section 9 of the Master Lease with regard to the maintenance of insurance. Such insurance shall name, as additional insureds, Master Landlord, Sublandlord and any other parties required to be named under the terms of the Master Lease, and a policy or certificate thereof shall be provided to Sublandlord not later than two (2) business days prior to the Sublease Commencement Date. The maintenance of insurance coverage with respect to the Sublease Premises and any property of Subtenant shall be the sole obligation of Subtenant. All insurance required to be maintained by Subtenant shall provide for thirty (30) days prior written notice to Sublandlord and Master Landlord in the event of any termination or reduction in coverage of such insurance. All property insurance policies which either Party obtains affecting the Sublease Premises shall include a clause or endorsement denying the insurer any rights of subrogation against the other Party or Master Landlord. Sublandlord and Subtenant waive any rights of recovery against the other for any actually insured injury or loss including all amounts within any deductible or self-insured retention amount applicable to any such insured injury or loss.
14. Surrender of Sublease Premises; Holding Over.
(a) As soon as its right to possession ends, Subtenant shall surrender the Sublease Premises to Sublandlord in as good repair and condition as when Subtenant first occupied, except for reasonable wear and tear, and otherwise in accordance with the requirements of the Master Lease. Subtenant will concurrently deliver to Sublandlord all keys to the Sublease Premises, and restore any locks that it has changed to the system that existed at the commencement of the Sublease Term. If possession is not immediately surrendered, Sublandlord may enter upon and take possession of the Sublease Premises and expel or remove Subtenant and any other person who may be occupying the Sublease Premises or any part thereof.
(b) At the expiration or termination of the Sublease Term, Sublandlord may require the removal of any or all furniture, personal property and equipment from the Sublease Premises, and the restoration of the Sublease Premises to its prior condition, except for reasonable wear and tear, at Subtenant’s expense. All of Subtenant’s furniture, personal property and equipment on or about the Sublease Premises, shall be removed from the Sublease Premises by Subtenant at the expiration or termination of the Sublease Term. All removals by Subtenant will be accomplished in a good and workmanlike manner so as not to damage any portion of the Center, Building or the Master Lease Premises and Subtenant will promptly repair and restore all damage done except for normal wear and tear. If Subtenant does not so remove any property which it has the right or duty to remove,

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Sublandlord may immediately either claim it as abandoned property, or remove, store and dispose of it in any manner Sublandlord may choose, at Subtenant’s cost and without liability to Subtenant or any other party.
(c) As a condition to this Sublease and to facilitate Sublandlord’s performance of its obligations under the Master Lease, Subtenant agrees that Sublandlord shall be entitled to enter the Sublease Premises, upon two (2) business days’ advance notice to Subtenant, at any time during the ten (10) days preceding the Sublease Expiration Date for the purpose of making any repairs or modifications or removing any alterations or other improvements required under the terms of the Master Lease to the extent the same will not materially interfere with Subtenant’s continuous use of the Sublease Premises. Sublandlord’s right to enter the Sublease Premises under this Paragraph 14(c) shall not be exclusive of any other right of entry Sublandlord may have under the terms of this Agreement.
(d) If Subtenant does not surrender the Sublease Premises as required and holds over after its right to possession ends, Subtenant shall become a tenant at sufferance only, at a monthly rental rate equal to the greater of (i) one hundred fifty percent (150%) of the total Subtenant’s Rent payable in the last prior full month, or (ii) the amount payable by Sublandlord as “Tenant” under the Master Lease as a result of such holdover, without renewal, extension or expansion rights, and otherwise subject to the terms, covenants and conditions herein specified, so far as applicable. Nothing other than a fully executed written agreement of the Parties creates any other relationship. Subtenant will be liable for Sublandlord’s loss, costs and damage from such holding over, including, without limitation, those from Sublandlord’s delay in delivering possession to other parties. These provisions are in addition to other rights of Sublandlord hereunder and as provided by law.
15. Waiver and Indemnification.
     The provisions of the Master Lease relating to waiver of liability, waiver of subrogation and indemnification shall apply to this Sublease as described in Paragraph 12(d)(iv) hereof.
16. Hazardous Materials.
(a) Subtenant shall not, and Subtenant shall not permit any of its employees, agents, licensees, contractors or invitees, or any other person to possess, store, handle, generate, release, transport or use in any way in, on or about the Center, Building or Sublease Premises any Toxic or Hazardous Materials of any kind whatsoever (excluding reasonable amounts of ordinary office supplies and customary amounts of Hazardous Materials used in connection with Subtenant’s business, as used in compliance with all applicable laws). For purposes of this

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Paragraph 16, “Hazardous Materials” shall mean any product, substance, chemical, material or waste whose presence, nature, quality and/or intensity or existence, use, manufacture, disposal, transportation, spill, release or effect, either by itself or in combination with other materials expected to be on the Sublease Premises is either (i) potentially injurious to public health, safety or welfare, the environment or the Sublease Premises; or (ii) regulated or monitored by any governmental authority.
(b) Subtenant shall have no liability or obligation whatsoever for any Hazardous Materials located in, on or about the Center, Building or Sublease Premises prior to the Sublease Commencement Date or that migrate onto the property on which the Center is located or appear within the Center, Building, or Sublease Premises, provided that neither Subtenant nor its employees, agents, licensees, contractors or invitees was the cause or source of such Hazardous Materials.
(c) To the extent required by law or for Subtenant’s use and occupancy of the Building and Sublease Premises, Sublandlord shall cause, at its sole cost and expense, any and all such Hazardous Materials discovered in, on or about the Building or Sublease Premises to be removed or otherwise remediated. Sublandlord shall provide to Subtenant a Phase One Environmental Analysis of the Building prior to entry and Subtenant shall provide the same to Sublandlord upon termination of this Sublease.
17. Notices.
     All notices, demands, statements and other communications that may or are required to be given by either Party to the other hereunder shall be in writing and shall be (i) personally delivered to the address or addressee provided herein, or (ii) sent by certified mail, postage prepaid and return receipt requested or (iii) delivered by a reputable messenger or overnight courier service and, in any case, addressed as follows:

If to Sublandlord:	Avanir Pharmaceuticals
C/O Chief Financial Officer
101 Enterprise, Suite 300
Aliso Viejo, CA 92656

with a copy to:	Heller Ehrman LLP
4350 La Jolla Village Dr., 7th Floor
San Diego, California 92122
Attention: Stephen Ferruolo

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If to Subtenant:	Sirion Therapeutics, Inc.
3110 Cherry Palm Drive, Suite 340
Tampa, Florida 33619
Attention: Chief Financial Officer

with a copy to:	Sirion Therapeutics, Inc.
11408 Sorrento Valley Road
San Diego, CA 92121
     Any notice or document addressed to the Parties hereto at the respective addresses set forth on this Sublease or at such other address as they may specify from time to time by written notice delivered in accordance with this Paragraph shall be considered delivered (w) in the case of personal delivery, at the time of delivery or refusal to accept delivery; (x) on the third day after deposit in the United States mail, certified mail, postage prepaid; (y) in the case of reputable messenger or overnight courier service, upon delivery or refusal to accept delivery; or (z) in the event of failure of delivery by reason of changed address of which no notice was delivered or refusal to accept delivery, as of the date of such failure or refusal. If any such day of delivery is not a business day, the notice or document will be considered delivered on the next business day.
18. Security Deposit.
     Concurrently with Subtenant’s execution of this Sublease, Subtenant shall provide Sublandlord with a letter of credit for the full amount of the Security Deposit listed in Paragraph 1(a) (the “Letter of Credit”). Such Letter of Credit shall be issued by a financial institution in a form and substance acceptable to Sublandlord. The Letter of Credit shall have an original term of no less than one year with provisions for extensions unless sixty (60) days prior notice is given to Sublandlord by the issuing bank. The Letter of Credit shall provide for partial draws. Subtenant shall keep the Letter of Credit, at its expense, in full force and effect throughout the term of this Sublease. Upon the happening of any “Draw Event” (as defined below), Sublandlord or its assignee, at its option, may present its written demand for payment of the entire face amount of the Letter of Credit and the funds so obtained shall become due and payable to Sublandlord or its assignee to be applied as a Security Deposit pursuant to the provisions of Section 5.1 of the Master Lease. A Draw Event shall mean any of the following: (i) Subtenant becomes or is the subject of any bankruptcy, insolvency or similar proceeding or event, (ii) a default occurs under the Sublease beyond all applicable notice and cure periods; or (iii) the Letter of Credit is not extended within ten (10) business days prior to its expiration.
19. Assignment and Subletting.
     Subject to the prior written consent of both Sublandlord (which shall not be unreasonably withheld, conditioned or delayed) and Master Landlord, Subtenant shall

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have the same rights as Sublandlord enjoys as Tenant under such portions of Section 18 of the Master Lease as are incorporated herein, to assign this Sublease or sub-sublease the Sublease Premises. Except in connection with a Permitted Transfer (as defined below), Sublandlord shall have the right to fifty percent (50%) of all subrent or other consideration (net of Subtenant’s reasonable expenses in connection with such assignment or sub-sublease, including, without limitation, brokerage commissions, legal costs, and tenant improvement costs or allowances) to be paid to Subtenant under the terms of any assignment or sub-sublease in excess of the total Subtenant’s Rent due hereunder. Notwithstanding the foregoing provisions of this Paragraph 19, Sublandlord shall not withhold approval of an assignment (deemed or actual) of this Sublease, or a sub sublease of all or any part of the Sublease Premises, or any other Transfer (as defined in the Master Lease), to an entity controlled by, controlling, or under common control with Subtenant or a successor by way of merger, acquisition of all or substantially all of Subtenant’s assets, corporate reorganization, contribution, or similar transaction (each, a “Permitted Transfer”). However, Subtenant shall still be required to obtain consent of the Master Landlord under the provisions of the Master Lease.
20. Interest on Subtenant’s Obligations.
     Any Subtenant’s Rent or other charge, expense or other sum due from Subtenant to Sublandlord under this Sublease which is not paid on the date due, shall bear interest from the date such payment is due until paid (computed on the basis of a 365-day-year) at the lesser of (a) the maximum lawful rate per annum or (b) twelve percent (12%) per annum. The payment of such interest shall not excuse or cure a default by Subtenant hereunder.
21. Authority.
     By delivering this Sublease, each Party hereby represents and warrants to the other that such execution and delivery has been duly authorized by all necessary corporate or partnership action and that the person(s) executing same have been duly authorized to do so.
22. Signage and Access.
     Subject to Master Landlord’s approval, Subtenant shall have the right to install signage at the Center, Building and Sublease Premises, at its sole cost and expense, subject to, and in compliance with, the provisions of the Master Lease. In addition, subject to Master Landlord’s approval, Subtenant shall have the right, at its sole cost and expense, to install signage that is visible from Sorrento Valley Road, subject to the provisions of the Master Lease. At its cost, Subtenant shall remove any such signage at the expiration of the Sublease Term and repair any damage caused thereby.

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23. Captions.
     The captions in this Sublease are used for convenience and reference only and are not to be taken as part of this Sublease or to be used in determining the intent of the Parties or otherwise interpreting this Sublease.
24. Successors and Assigns.
     Subject to the restrictions on assignment set forth in this Sublease, this Sublease shall be binding upon and inure to the benefit of Sublandlord and Subtenant and their respective successors and assigns.
25. Parking.
     Subtenant shall have the non-exclusive right to use all parking areas available to Sublandlord under the Master Lease, which are adjacent to 11404 and 11408 Sorrento Valley Road, provided Subtenant shall not use more than twenty-six (26) spaces at any one time.
26. Master Landlord Consent.
     This Sublease shall not become effective and shall not be deemed to be an offer to sublease or create any rights or obligations between Subtenant or Sublandlord unless and until Sublandlord and Subtenant have executed and delivered the same, and Master Landlord has executed and delivered a consent to this Sublease in a form reasonably acceptable to Sublandlord and Subtenant. If no such consent to this Sublease is given or deemed given by Master Landlord within thirty (30) days after the delivery of a copy of the fully executed Sublease to Master Landlord, then either Sublandlord or Subtenant shall have the right, by written notice to the other, to terminate this Sublease at any time prior to such consent from Master Landlord being given. By delivering this Sublease, each Party hereby represents and warrants to the other that such execution and delivery has been duly authorized by all necessary corporate or partnership action and that the person(s) executing same have been duly authorized to do so.
27. Financial Statements.
     Subtenant represents, warrants and covenants that any financial statements heretofore furnished to Sublandlord, in connection with this Sublease, are accurate and are not materially misleading.
28. Furniture, Fixtures and Equipment.
     As of the Sublease Commencement Date, the furniture, fixtures and equipment described on Exhibit C attached hereto shall be provided with possession of the Sublease Premises at no additional cost or charge. The furniture, fixtures and equipment are

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provided by Sublandlord in its then “as-is” condition. Sublandlord makes no, and Subtenant acknowledges it is not relying on any, representation or warranty of any kind whatsoever, express or implied, as to any matters concerning the furniture, fixtures and equipment including, without limitation, any warranties as to title or implied warranties of merchantability or fitness for a particular purpose. Upon termination of this Sublease, Subtenant shall deliver the furniture, fixtures and equipment described on Exhibit C in good repair and condition along with its surrender of the Sublease Premises.
29. Direct Lease.
     In the event the Master Lease is terminated prior to the expiration of the Sublease Term, whether as a result of a voluntary termination by Sublandlord or a default on the part of Sublandlord, this Sublease shall, upon notice from Master Landlord to Subtenant, remain in full force and effect as a direct lease between Subtenant and Master Landlord (in which event Subtenant shall attorn to Master Landlord).
30. Miscellaneous.
(a) Time is of the essence of each and every term of this Sublease.
(b) Subtenant waives any right it may now or hereafter have (i) for exemption of property from liability for debt or for distress for rent or (ii) relating to notice or delay in levy of execution in case of eviction for nonpayment of rent.
(c) If there is more than one party constituting Subtenant, their obligations are joint and several, and Sublandlord need not first proceed against all of them before proceeding against any or all of the others.
(d) Subtenant acquires no rights by implication from this Sublease, and is not a beneficiary of any past, current or future agreements between Sublandlord and third parties.
(e) California law governs this Sublease. Neither Party may record this Sublease or a copy or memorandum thereof. Submission of this Sublease to Subtenant is not an offer, and Subtenant will have no rights hereunder until each Party executes a counterpart and delivers it to the other Party.
(f) This Sublease cannot be changed or terminated orally. All informal understandings and agreements, representation or warranties heretofore made between the Parties are merged in this Sublease, which alone fully and completely expresses the agreement between Sublandlord and Subtenant as to the subleasing of the Sublease Premises.

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(g) Each and every indemnification obligation set forth in this Sublease, or incorporated into this Sublease from the Master Lease, shall survive the expiration or earlier termination of the term of this Sublease.
(h) If, for any reason, any suit be initiated between Sublandlord and Subtenant to interpret or enforce any provision of this Sublease, the prevailing Party shall be entitled to recover from the other Party its legal costs, expert witness expenses, and reasonable attorneys’ fees, as fixed by the court.
(i) The Parties mutually acknowledge that this Sublease has been negotiated at arm’s length. The provisions of this Sublease shall be deemed to have been drafted by all of the Parties and this Sublease shall not be interpreted or constructed against any Party solely by virtue of the fact that such Party or its counsel was responsible for its preparation.
(j) This Sublease may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.
(k) Sublandlord hereby represents that the Master Lease is in full force and effect and that Sublandlord has no actual knowledge of any defaults under the Master Lease.
[remainder of page intentionally blank]

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     IN WITNESS WHEREOF, this Sublease has been executed as of the day and year first above written.

“SUBLANDLORD”:

AVANIR PHARMACEUTICAL
a California corporation

By:	/s/ Michael J. Puntoriero
Name:	Michael J. Puntoriero

Title:	CFO

“SUBTENANT”:

SIRION THERAPEUTICS, INC.,
a North Carolina corporation

By:	/s/ Dawn E. Bennett Johnson

Name:	Dawn E. Bennett Johnson

Title:	Chief Financial Officer

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EXHIBIT A
MASTER LEASE
(see attached)

EXHIBIT A
MASTER LEASE
STANDARD INDUSTRIAL NET LEASE

CENTER NAME:	SORRENTO PLAZA

LANDLORD:	SORRENTO PLAZA,
a California limited partnership

TENANT:	AVANIR PHARMACEUTICALS,
a California corporation

STANDARD INDUSTRIAL NET LEASE
This STANDARD INDUSTRIAL NET LEASE (“Lease” ), dated for reference purposes only May 20, 2002, is entered into by SORRENTO PLAZA, a California limited partnership (“Landlord”), and AVANIR. PHARMACEUTICALS, a California corporation (“Tenant”).
1. BASIC LEASE TERMS.
     The basic terms of the Lease set forth in this Article 1 shall be read in conjunction with the other Articles of this Lease, which define and explain the basic terms.
1.1	Address for Notice (see Section 24.19):

Landlord:	11750 Sorrento Valley Road, Suite 209 San Diego, California 92121 Attention: Sorrento Plaza Property Management

Tenant:	At the Premises, Attention: Gregory P. Hanson
1.2	Description of Premises:

Center:	Sorrento Plaza
Address:	11404 and 11408 Sorrento Valley Road San Diego, California 92121

Approximate Rentable Square Footage: 26,770 (see Exhibit “A” and Section 2.2)
1.3	Commencement Date: January 15, 2003.

1.4	Lease Term (see Article 3): Ten years and no months, beginning on the Commencement Date and ending on August 31, 2012 (the “Expiration Date”).

1.5	Minimum Monthly Rent: The Minimum Monthly Rent shall be the following amounts for the following periods (subject to adjustment pursuant to Section 2.2):

Period	Minimum Monthly Rent
From the Commencement Date to and including 8/31/03	$66,925 per month
From 9/1/03 to and including 8/31/04	$69,267 per month
From 9/1/04 to and including 8/31/05	$72,038 per month
From 9/1/05 to and including 8/31/06	$74,920 per month
From 9/1/06 to and including 8/31/07	$77,916 per month
From 9/1/07 to and including 8/31/08	$81,033 per month
From 9/1/08 to and including 8/31/09	$84,274 per month
From 9/1/09 to and including 8/31/10	$87,645 per month
From 9/1/10 to and including 8/31/11	$91,151 per month
From 9/1/1 to and including 8/31/12	$94,797 per month
1.6	Security Deposit: Six Hundred Sixty-nine Thousand, Two Hundred Fifty Dollars ($669,250). Tenant’s obligations to deposit the Security Deposit may be satisfied in part by the deposit of a letter of credit, and is subject to reduction on certain terms and conditions, all as set forth in Article 5.

1.7	Tenant’s Pro Rata Share of Operating Costs (see Article 6): 86.12% (subject to adjustment pursuant to Section 2.2).

1.8	Permitted Use (see Article 11): Life science research and related manufacturing and office uses, and for no other use.

1.9	Tenant’s Parking Spaces (Unassigned) (see Section 11.6): 78

1.10	Tenant Improvement Allowance: Landlord shall provide a Tenant Improvement Allowance of Two Million Seven Thousand Seven Hundred Fifty Dollars ($2,007,750) (subject to adjustment pursuant to Section 2.2), in accordance with Exhibit “C”.

1.11	Exhibits: The following Exhibits are attached to and made a part of this Lease:

Exhibit “A” — Description of Premises
Exhibit “B” — Rules and Regulations
Exhibit “C” — Sign Criteria
Exhibit “D” — Tenant Improvements

Exhibit “E” — Approved Form of Letter of Credit
2. THE PREMISES.
     2.1 Lease of Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the premises (the “Premises”) described in Section 1.2, which are indicated on the site/floor plan attached as Exhibit “A”. The Premises are part of the office or industrial center identified in Section 1.2 (the “Center”). The approximate Rentable Square Footage identified in Section 1.2 is a measurement of the net leasable floor area of the Premises, as determined by Landlord and applied on a consistent basis throughout the Center.
     2.2 Relocation of Other Occupants; Adjustment of Premises Size.
     (a) A portion of the Premises that Tenant desires to lease is currently occupied by other occupants. Immediately following the full execution and delivery of this Lease, Landlord shall undertake good faith efforts to relocate such other occupants. If Landlord is unsuccessful in relocating any such occupants and accordingly is unsuccessful in delivering the full Premises to Tenant for the entire Premises, Tenant shall nevertheless take full occupancy of the maximum area of the Premises that Landlord is able to deliver, and will continue to take occupancy of additional portions of the Premises as and when any remaining of such other occupants are relocated. During such time that the full amount of the Premises has not been delivered to Tenant, the Minimum Monthly Rent (Section 1.5), Tenant’s Pro Rata Share of Operating Costs (Section 1.7), parking spaces (Section 1.9), and Tenant Improvement Allowance (Section 1.10) shall be proportionately reduced.
     (b) Tenant shall provide to Landlord relocation assistance for the occupants so relocated to pay any actual out-of-pockets payments (including abated rent) expended by Landlord or its affiliates in connection with any such relocation efforts. The amount of such reimbursement shall not exceed Fifty Thousand Dollars ($50,000) in the aggregate. Tenant shall reimburse Landlord for such amounts expended with fifteen (15) days of the presentation of invoices, copies of checks or other evidence of payment.
     (c) Following the Commencement Date, Landlord shall undertake a renovation of the buildings of which the Premises are a part, and a redesign of the Common Area, with a view towards creating a campus-like site among the buildings occupied by Tenant in the Center and in the adjoining property. As part of such renovation, Landlord anticipates renovating the exterior façade of the building(s) of which the Premises are a part, which will add approximately one thousand four hundred (1,400) rentable square feet to the Premises. Upon the completion of any such renovation of the façade, Landlord’s architect shall remeasure the Premises and a proportionate adjustment in the Minimum Monthly Rent and Tenant’s Pro Rata Share of Operating Costs shall be made. Such a renovation and redesign are being undertaken as part of a consideration to Tenant for the execution of this Lease and are being done at the request of Tenant. It is anticipated that Landlord’s renovation of the exterior façade will be coordinated with the Tenant Improvements that Tenant is installing pursuant to Exhibit “D”. Should any delay in Landlord performing such renovation prevent or delay Tenant from occupying any portion of the Premises affected by Landlord’s renovation, then Tenant shall be entitled to a partial abatement of rent with respect to the portion of the Premises affected for the number of days of the Term that possession thereof is so delayed.
     2.3 Right of First Offer on Adjacent Space. Provided that, at the time Tenant is entitled to any benefit under this Section, there exists no Event of Default on the part of Tenant under this Lease nor any condition that with the giving of notice or the passage of time or both would constitute an Event of Default on the part of Tenant under this Lease, Landlord agrees that it will offer to lease any unleased portion of the building(s) of which the Premises are a part (the “Additional Space”) to Tenant prior to offering the Additional Space to any other person. Tenant shall have ten (10) days after receipt of such offer to accept or reject the same. Tenant’s failure to accept the same in writing unconditionally and without change within such 10-day period shall constitute a rejection of such offer. The rental rate and term of occupancy applicable to the Additional Space shall be as determined by Landlord in its sole discretion. If Landlord’s offer is rejected or deemed rejected, then Landlord shall be free to let the Additional Space to any person, on terms and conditions determined by Landlord (which may be more or less advantageous than those offered to Tenant). If Landlord has not received a proposal from a potential tenant that leads to the consummation of a lease for the Additional Space within four (4) months of the date Tenant rejects or is deemed to have rejected Landlord’s offer, then Landlord shall not let the Additional Space without reoffering the same to Tenant pursuant to the terms of this Section. No brokerage commissions or fees shall be payable by Landlord in connection with any such expansion. This Section shall not apply (i) to any use or leasing of the Additional Space by Landlord or any affiliate of Landlord, (ii) to the renewal or modification of the lease of any existing tenant, or (iii) the exercise of any option to extend the term of any lease or the exercise of or any other right by any existing tenant.
3. LEASE TERM.
     3.1 Commencement. The term of this Lease (the “Lease Term”) shall commence on the Commencement Date stated in Section 1.3 and shall continue for the period stated in Section 1.4, unless sooner terminated pursuant to any provision of this Lease.
     3.2 Early Occupancy. Landlord will deliver immediate occupancy of all unoccupied portions of the Premises and adjoining Common Area for the purposes of allowing construction of the Tenant Improvements, including me central HVAC plant. Such early occupancy shall be subject to all provisions of this Lease, and shall not advance the Expiration Date. Tenant shall pay the cost of all Utilities (see Article 10) consumed by Tenant and its Pro Rata Share of insurance costs (see Article 9) during such early occupancy period.
4. RENT.
     4.1 Minimum Monthly Rent. Tenant shall pay minimum monthly rent (“Minimum Monthly Rent”) in the initial amount stated in Section 1.5. The Minimum Monthly Rent shall be increased as set forth in Section 1.5 and/or elsewhere in this Lease. Tenant shall pay the Minimum Monthly Rent on or before the first day of each calendar month, in advance, at the office of Landlord or at such other place designated by Landlord, without deduction, offset or prior demand. If the Commencement Date is not the first day of a calendar month, the rent for the partial month, at the beginning of the Lease Term shall be prorated on a per diem basis and shall be due on the first day of such partial month. Upon execution of this Lease, and before the Commencement Date, Tenant shall pay to Landlord the aggregate of the first month’s Minimum Monthly Rent, the first month’s Monthly Impound Payment (see Section 4.5), and the Security Deposit (see Section 5).
     4.2 Lease Year. As used in this Lease, the term “Lease Year” means (i) the first period of twelve (12) full calendar months following the Commencement Date (including, if the Commencement Date is not the first day of a calendar month, the period between the Commencement Date and the next first day of the month), (ii) each period of twelve (12) full calendar months thereafter, and (iii) any remaining period at the end of the Lease Term of less than twelve (12) full calendar months.
     4.3 Additional Rent. All charges payable by Tenant in addition to Minimum Monthly Rent shall constitute Additional Rent to Landlord. All remedies available to Landlord for nonpayment of rent shall be available for nonpayment of any such Additional Rent. Unless this Lease provides otherwise, all Additional Rent shall be paid by Tenant, without limitation or offset, within fifteen (15) days after Tenant’s receipt of a statement from Landlord. Additional Rent includes, without limitation, Operating Costs (see Article 6), Maintenance and Repairs (see Article 7), Real Property Taxes (see Article 8), insurance costs (see Article 9), Utilities (see Article 10), and attorneys’ fees and costs (see Section 24.3). If any Minimum Monthly Rent is abated or waived pursuant to another specific term of this Lease or in any separate agreement, it is understood that such abatement or waiver shall apply only to the Minimum Monthly Rent, and Tenant shall be obligated to pay all components of Additional Rent (including the applicable impounds thereof) during the periods of abatement or waiver of Minimum Monthly Rent and throughout the Lease Term. All Minimum Monthly Rent, Additional Rent, and all other charges and monetary amounts due Landlord from Tenant hereunder shall constitute “rent.”
     4.4 Impounds. Landlord shall have the right, but not the obligation, to collect and impound, in advance, any or all components of Operating Costs, Real Property Taxes and insurance costs based upon Landlord’s reasonable estimate of Tenant’s future liability for such amounts under this Lease. Landlord shall initially establish the monthly amount of such impound (“Monthly Impound Payments”), based upon its estimate of one-twelfth of Tenant’s annual liability therefor, Landlord shall have the right, at any time during the Lease Term, to adjust the amount of the Monthly Impound Payment upon notice to Tenant in the exercise of its reasonable discretion. The Monthly Impound Payment shall be due and payable on the first day of each month throughout the Lease Term. Any failure to pay the Monthly Impound Payment when due shall be an Event of Default under this Lease and shall entitle Landlord to exercise any or all of its remedies available in the same manner as for the failure to pay rent, including the imposition of late charges and interest, and the right of Landlord to require that future payment of the Monthly Impound Payments be made by cashier’s check. Upon the occurrence of any Event of Default by Tenant hereunder, Landlord shall have the right to apply all unapplied amounts of Monthly Impound Payments to Tenant’s default. Within ninety (90) days after the end of each calendar year, Landlord shall deliver to Tenant an accounting of Tenant’s actual Pro Rata Share of Operating Costs and the estimated amounts paid by Tenant. Any overpayment by Tenant shall be credited against next Monthly Impound Payments due hereunder, or, at Landlord’s option, shall be remitted to Tenant. Tenant shall pay the amount of any underpayment within fifteen (15) days after receipt of the accounting. Tenant acknowledges that the Monthly Impound Payments are estimates only and not a representation of the amount of Tenant’s ultimate liability for Operating Costs, Real Property Taxes and insurance costs.
5. SECURITY DEPOSIT.
     5.1 Cash. Upon execution of this Lease, Tenant shall deposit with Landlord the amount specified in Section 1.6 (the “Security Deposit”), to be held by Landlord, without liability for interest, as security for Tenant’s performance of its obligations under this Lease. If such deposit is made in cash, Landlord shall not be required to keep the Security Deposit separate from its other accounts. Landlord may apply all or a part of the Security Deposit to any unpaid rent (including unpaid Additional Rent or Monthly Impound Payments), to Tenant obligations in respect of the initial Tenant Improvements, or any other monetary payment due from Tenant or to cure any other default of Tenant hereunder and to compensate Landlord for all damage and expense sustained as a result of such default. If all or any portion of the Security Deposit is so applied, Tenant shall deposit cash sufficient to restore the Security Deposit to its original amount within fifteen (15) days after receipt of Landlord’s written demand. If Tenant fully and faithfully performs each of its obligations under this Lease, the Security Deposit or any balance thereof shall be returned to Tenant within thirty (30) days of the later of the expiration or earlier termination of this Lease or the vacation of the Premises by Tenant. At Landlord’s request, Tenant shall accompany Landlord or Landlord’s representative on a “walk-through” of the Premises prior to Landlord’s return of the Security Deposit.
     5.2 Optional Letter of Credit. Tenant shall have the right to substitute a Letter of Credit for all but Two Hundred Thousand, Seven Hundred Seventy-five Dollars ($200,775) of the Cash Security Deposit. Such Letter of Credit shall be issued by a financial institution in a form and substance acceptable to Landlord (with the form attached hereto as Exhibit “E” being acceptable). The Letter of Credit shall have an original term of no less than one year with provisions for extensions unless sixty (60) days prior notice is given to Landlord by the issuing bank. The Letter of Credit shall provide for partial draws. Tenant shall keep the Letter of Credit, at its expense, in full force and effect throughout the term of this Lease. Upon the happening of any “Draw Event” (as defined below), Landlord or its assignee, at its option, may present its written demand for payment of the entire face amount of the Letter of Credit and the funds so obtained shall become due and payable to Landlord or its assignee to be applied as a Security Deposit pursuant to the provisions of Subsection 5.1 above. A “Draw Event” shall mean any of the following: (i) Tenant becomes or is the subject of any bankruptcy, insolvency or similar proceeding or event, (ii) an Event of Default occurs under the Lease; or (iii) the Letter of Credit is not extended within thirty (30) days prior to its expiration.
     5.3 Reduction of Security Deposit Amount. The amount of the Security Deposit (and, if elected, the Letter of Credit) shall be reduced at the end of the third Lease Year and the end of each Lease Year thereafter by the amount of $66,925, provided that within the one (1) year prior to the time of the reduction no Event of Default has occurred and that no condition then exists that, with the passage of time or the giving of notice or both would constitute an Event of Default, and provided further that Tenant’s net worth at the time of reduction includes cash or cash equivalents that are at least equal to the liabilities of Tenant reasonably projected for the following two (2) years.
6. OPERATING COSTS.
     6.1 Payment of Operating Costs by Tenant. Tenant shall pay its pro rata share of Operating Costs for the Center, as defined herein. Tenant’s pro rata share shall be computed by Landlord on a monthly or other periodic basis selected by Landlord. Tenant shall pay the amount of such pro rata share to Landlord, to the extent such obligation exceeds any amount thereof impounded under Section 4.4, within fifteen (15) days after receipt of a statement from Landlord.
     6.2 Pro Rata Share of Operating Costs. Tenant’s pro rata share of Operating Costs is stated in Section 1.7 and represents the ratio of the Rentable Square Footage of the Premises (identified in Section 1.2) to the total Rentable Square Footage of the Center, as determined by Landlord from time to time. Changes in Rentable Square Footage shall be effective on the first day of the first calendar month following the change. Tenant’s share of Real Property Taxes, insurance costs and other components of Additional Rent shall be computed on the same basis as Tenant’s Pro Rata Share of Operating Costs, unless Landlord determines that some other basis would be equitable.
     6.3 Operating Costs. “Operating Costs” includes all costs of operating, managing, repairing and maintaining the Common Facilities, including without limitation: gardening and landscaping; the cost of public liability and property damage insurance; Real Property Taxes, as defined in Section 8.2 but applicable to the Common Facilities; utilities; line painting and parking lot repairs; roof repairs; lighting; trash and refuse removal; supplies; equipment; exterior painting; capital improvements (including without limitation the costs of roof, parking lot and underground utilities replacements); reasonable reserves for repairs and replacements; the costs of altering, improving, renovating, upgrading or retrofitting any portion of the Common Facilities to comply with all laws, regulations and governmental requirements applicable to the building(s) of which the Premises are a part (including without limitation those related to disabled persons, hazardous materials, lighting upgrades, sprinkler and energy-saving retrofits); security service; property management costs and administrative fees; bookkeeping services; labor; the cost of personnel to implement such services and to direct parking; and the includable amount of Capital Costs (as provided in Section 6.4). With respect to Operating Costs other than the includable amount of Capital Costs, in lieu of including the entire amount of any such expense in Operating Costs in any one period, Landlord may spread the inclusion of, or may amortize, any such expenses, or a reasonable reserve for anticipated expenses, in Operating Costs over such multiple periods as Landlord shall determine and which approximate the life of the asset.
     6.4 Capital Costs. As used herein, “Capital Costs” shall mean any cost or expense for any furniture, fixture, equipment or other physical improvement the amount of which exceeds $25,000 and that is properly treated as a capitalized expense under generally accepted accounting principles. Landlord may include in Operating Costs the amortized amount of such Capital Cost, amortized over the useful life of the asset. Capital Costs shall not include items that do not reasonably serve the Premises or the building(s) of which the Premises are a part, and shall not include any improvement that results in additional space in the building from which Landlord will derive rental income.
     6.5 Common Facilities. “Common Facilities” means all areas, facilities, utilities, equipment and services provided by Landlord for the common use or benefit of the occupants of the Center and their employees, agents, customers and other invitees, including without limitation, if the same exist: building lobbies, common corridors and hallways, restrooms, pedestrian walkways, utility yard, driveways and access roads, access facilities for disabled persons (including elevators), truck serviceways, loading docks, garages, driveways, parking lots, landscaped areas, stairways, elevators, retaining walls, all areas required to be maintained under the conditions of governmental approvals for the Center, and other generally understood public or common areas. Landlord reserves the right to relocate, alter, improve, or adjust the size and location of any Common Facilities from time to time without liability to Tenant, so long as Tenant retains sufficient access to the Premises and that Tenant’s use of the Common Area remains reasonably equivalent.
7. MAINTENANCE AND REPAIRS.
     7.1 Tenant’s Obligations. Except as provided in Section 7.2, Tenant shall keep the Premises in good order, condition and repair during the Lease Term, including without limitation: all nonstructural interior areas; all heating, ventilating and air conditioning systems and equipment exclusively serving the Premises; all glass, glazing, windows, window moldings, partitions, doors and door hardware; all interior painting; all fixtures and appurtenances in the Premises or exclusively serving the Premises including electrical, lighting and plumbing fixtures; and all other portions of the Premises seen or unseen. Tenant shall promptly replace at its sole cost and expense any of the systems, equipment and other portions of the Premises for which it is responsible hereunder during the Lease Term if and when necessary, regardless of whether the benefit of such replacement extends beyond the Lease Term. It is the intention of Landlord and Tenant that Tenant shall maintain the Premises, at all times during the Lease Term, in an attractive, first-class and fully operative condition, at Tenant’s expense. Tenant shall additionally obtain and keep in force a preventive maintenance contract providing for the regular (at least quarterly) inspection and maintenance of the heating, ventilating and air conditioning system serving the Premises (including leaks around ducts, pipes, vents, and other parts of the air conditioning) by a reputable licensed heating, ventilating and air conditioning contractor acceptable to Landlord. Prior to April 1 of each calendar year, Tenant shall deliver to Landlord written confirmation from such contractor verifying that such a contract has been entered into and that the required service will be provided. Notwithstanding the foregoing, Landlord shall have the right, upon written notice to Tenant, to undertake the responsibility for preventive maintenance and repair of the heating, ventilating and air conditioning system, at Tenant’s sole cost and expense provided services are provided at market rates.
     7.2 Landlord’s Obligations. Landlord shall repair and maintain the Common Facilities, subject to Tenant’s obligation to pay its Pro Rata Share of Operating Costs, as provided in Article 6. Landlord shall maintain the roof, the foundations, structural portions, landscaping, parking lots and other exterior areas of the Center, but Tenant shall pay (a) the full costs of such maintenance, or an equitable share determined by Landlord if the Premises are part of a multi-tenant building, (b) the full amount of any maintenance and repairs necessitated by any act, omission, conduct or activity of, or breach of this lease by, Tenant or any of Tenant’s officers, agents, customers or invitees (plus fifteen percent (15%) of the cost thereof for Landlord’s overhead); and (c) any maintenance and repairs necessitated by breaking and entering of the Premises. Tenant shall pay its share of such maintenance and repair costs incurred by Landlord, to the extent such obligation exceeds any amount thereof impounded under Section 4.4, within fifteen (15) days after receipt of a statement from Landlord. There shall be no abatement of rent, and no liability of Landlord, by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations, or improvements to any portion of the Premises or the Center except to the extent caused by Landlord’s gross negligence or willful misconduct. Except as provided in Article 16 (Damage and Destruction) and Article 17 (Condemnation), Landlord shall have absolutely no other responsibility to repair, maintain or replace any portion of the Premises at any time. Tenant waives the right to make repairs at Landlord’s expense under California Civil Code Section 1942, or under any other law, statute or ordinance now or hereafter in effect. Landlord’s obligations under this Section are not intended to alter or modify in any way the provisions of Article 12.
     7.3 Performance By Landlord. If Tenant refuses or neglects to perform its maintenance obligations hereunder to the reasonable satisfaction of Landlord, Landlord shall have the right (but not the obligation), upon three (3) days’ prior notice to Tenant, to enter the Premises and perform such repairs and maintenance on behalf of Tenant. Landlord shall also have the right (but not the obligation), without prior notice to Tenant, to correct or remove any dangerous or hazardous condition, to repair the heating, ventilating, air conditioning or plumbing systems, to correct, repair or bring into legal compliance any fire or other life safety systems of the Premises, and to repair or replace any broken glass or glazing, if Tenant fails to correct or repair the same within twenty-four (24) hours after the need arises. Landlord shall not be liable to Tenant for any loss or damage to Tenant’s merchandise, fixtures, or other property or to Tenant’s business in connection with Landlord’s performance hereunder, and Tenant shall pay Landlord’s costs plus fifteen percent (15%) of such amount for overhead, upon presentation of a statement therefor, as Additional Rent. Tenant shall also pay interest at the rate provided in Section 22.4 from the date of completion of repairs by Landlord to the date paid by Tenant.
8. REAL PROPERTY TAXES.
     8.1 Payment of Real Property Taxes by Tenant. Tenant shall pay all Real Property Taxes applicable to the Premises during the Lease Term. If the Premises are not separately assessed, a share of the tax bill that includes the Premises shall be allocated to the Premises. Such share shall be equitably determined by Landlord based upon the Rentable Square Footage of the Premises compared to the total Rentable Square Footage covered by the tax bill, the respective valuations assigned in the assessor’s worksheet, or other reasonably available information. Tenant shall pay its share of Real Property Taxes to Landlord, to the extent such obligation exceeds any amount thereof impounded under Section 4.4, within fifteen (15) days after receipt of a statement from Landlord.
     8.2 Real Property Taxes Defined. “Real Property Taxes” means all taxes, assessments, levies, fees and other governmental charges levied on or attributable to the Premises or any part thereof, including without limitation: (a) real property taxes and assessments levied with respect to all or a portion of the Premises, (b) assessments, charges and fees charged by governmental agencies or districts for services or facilities provided to the Premises, (c) transfer, transaction, rental, gross receipts, license or similar taxes or charges measured by rent received by Landlord, excluding any federal or state income, franchise, estate or inheritance taxes of Landlord, (d) taxes based upon a reassessment of the Premises due to a transfer or change of ownership, and (e) any assessment, charge or fee that is a substitute in whole or in part for any tax now or previously included within the definition of Real Property Taxes. If Landlord elects to contest an assessment of any Real Property Taxes, Landlord shall have the right to recover its actual costs of such contest (including reasonable attorneys’ fees and costs) as part of Real Property Taxes, but only to the extent such contest has resulted in a reduction of Real Property Taxes. Tenant shall not be entitled to the benefit of any reduction, refund, rebate or credit accruing or payable to Landlord prior to the commencement of or after the expiration or other termination of the Lease Term.
     8.3 Personal Property Taxes. Tenant shall pay prior to delinquency all taxes charged against trade fixtures, furnishings, equipment or any other personal property belonging to Tenant. Tenant shall attempt to have such personal property taxed separately from the Premises. If any such taxes on Tenant’s personal property are levied against Landlord or the Premises, or if the assessed value of the Premises is increased by inclusion of a value placed upon such personal property of Tenant, then: (a) Landlord, after written notice to Tenant, shall have the right to pay the taxes levied against Landlord, or the taxes based upon such increased valuation, but under protest if so requested by Tenant in writing, and (b) Tenant shall pay to Landlord the taxes levied against Landlord, or the taxes resulting from such increased valuation, within fifteen (15) days after Tenant’s receipt of a written statement from Landlord.
9. INSURANCE.
     9.1 All Risk Coverage. During the Lease Term, Landlord shall maintain, at Tenant’s expense, insurance covering loss or damage to the Premises (excluding Tenant’s Alterations, fixtures, equipment and personal property), insuring against any or all risks of physical loss (and including, at Landlord’s option, flood and earthquake coverage), with the scope and amounts of such coverage as determined by Landlord. Said insurance shall provide for payment of loss thereunder to Landlord or to the holder of a first mortgage or deed of trust on the Premises. Landlord may also maintain during the Lease Term, at Tenant’s expense, a policy of rental income insurance covering a period of one (1) year, with loss payable to Landlord.
     9.2 Tenant’s Personal Property and Fixtures. Tenant shall at all times maintain, at Tenant’s sole expense, insurance against any or all risks of physical loss in an amount adequate to cover the cost of replacement of all of Tenant’s Alterations, trade fixtures, equipment and personal property. Such policy shall be issued by an insurance company approved by Landlord, shall name Landlord and Landlord’s lender as additional insureds, and shall provide that no cancellation or reduction in coverage shall be effective until thirty (30) days after written notice to Landlord and Landlord’s lender. Tenant shall deliver a certificate evidencing such insurance to Landlord and a renewal or binder at least twenty (20) days prior to expiration. Tenant acknowledges that Landlord’s insurance is not intended to cover Tenant’s Alterations, trade fixtures, equipment, and personal property. Provided, however, that at Landlord’s sole election, Landlord may obtain at Tenant’s expense any or all of the insurance described in this Section.
     9.3 Tenant’s Liability Insurance. Tenant shall, at Tenant’s sole cost and expense, provide comprehensive general liability insurance, fully covering and indemnifying Landlord and Landlord’s officers, directors, shareholders, partners, members, principals, employees, agents, representatives, and other related entities and individuals, and their respective successors and assigns (together with, at Landlord’s election, Landlord’s lender), as additional insureds, against any and all claims arising from personal injury, death, and/or property damage occurring in or about the Premises or the Center during the period of Tenant’s possession (actual and/or constructive) at the Premises. The initial limits of such insurance shall be at least $4,000,000 combined single liability limit. Such liability insurance limits shall be subject to periodic increase, at Landlord’s election, based upon inflation, increased liability awards, lender requirements, the recommendations of Landlord’s professional insurance advisors, and other relevant factors. Tenant shall also, at its sole cost and expense, obtain workers’ compensation insurance for the protection of its employees such as will relieve Landlord of all liability to such employees for any and all accidents that may arise on or about the Premises or the Center. All insurance required to be carried by Tenant shall be primary and noncontributory to any insurance carried by Landlord, regardless of the absence of negligence or other fault of Tenant for alleged injury, death and/or property damage. Each policy of insurance required to be carried by Tenant hereunder shall: (a) contain cross-liability and contractual liability endorsements, (b) provide that no cancellation or reduction in coverage shall be effective until thirty (30) days after written notice to Landlord and Landlord’s lender, (c) be issued by an insurer licensed in California and reasonably approved by Landlord, and (d) shall insure Tenant’s performance of the indemnity provisions of Article 13, but the amount of such insurance shall not limit Tenant’s liability nor relieve Tenant of any obligation hereunder. Prior to the Commencement Date, Tenant shall deliver a certificate evidencing all such insurance to Landlord. Tenant shall deliver a renewal or binder of such policy at least thirty (30) days prior to expiration thereof. Tenant shall, at Tenant’s expense, maintain such other liability insurance as Tenant deems necessary to protect Tenant. Tenant shall be in material breach of this Lease if Tenant fails to obtain the insurance required under this Section, or if Tenant obtains insurance with terms, conditions and/or exclusions that are inconsistent with the requirements and terms of this Lease.
     9.4 Payment of Insurance Premiums and Deductibles. Tenant shall pay directly all premiums for its liability insurance required under Section 9.3, for its personal property insurance to be carried by Tenant as required under this Article, and for all other insurance Tenant elects to carry. Tenant shall pay the insurance premiums, or, where applicable, its share thereof as equitably determined by Landlord, for the insurance policies carried or obtained by Landlord as described in this Article. If the Lease Term expires before the expiration of any such insurance policy, Tenant’s liability for premiums shall be prorated on an annual basis. Tenant shall pay such insurance costs to Landlord, to the extent such obligation exceeds any amount thereof impounded under Section 4.4, within fifteen (15) days after receipt of a statement from Landlord. If any insurance policy maintained by Landlord covers improvements or real property other than the Premises, Landlord shall reasonably determine the portion of the premiums applicable to the Premises, and Tenant shall pay its share thereof as so determined. In addition, Tenant shall pay the full amount of any deductible amount under Landlord’s insurance policies, or where applicable its share thereof as equitably determined by Landlord, within fifteen (15) days after receipt of a statement from Landlord.
     9.5 Waiver of Subrogation. Each party waives all rights of recovery against the other party and its officers, directors, shareholders, partners, members, principals, employees, agents, representatives, and other related entities and individuals, and their respective successors and assigns, for any claims for loss or damage to person or property caused by or resulting from fire or any other risks insured against under any insurance policy in force at the time of such loss or damage. Each party shall cause each insurance policy obtained by it to provide that the insurer waives all rights of recovery by way of subrogation against the other party in connection with any damage covered by such policy.
     9.6 Tenant’s Use Not to Increase Premium. Tenant shall not keep, use, manufacture, assemble, sell or offer for sale in or upon the Premises any article that may be prohibited by, or that might invalidate, in whole or in part, the coverage afforded by, a standard form of fire or all risk insurance policy. Tenant shall pay the entire amount of any increase in premiums that may be charged during the Lease Term for the insurance that may be maintained by Landlord on the Premises or the Center resulting from the type of materials or products stored, manufactured, assembled or sold by Tenant in the Premises, whether or not Landlord has consented to the same. In determining whether increased premiums are the result of Tenant’s use of the Premises, a schedule issued by the entity making the insurance rate on the Premises showing the various components of such rate shall be conclusive evidence of the items and charges that make up the fire insurance rate on the Premises.
     9.7 Boiler and Machinery Insurance. If applicable, Landlord may maintain, at Tenant’s expense, boiler broad form insurance, if applicable, in the amount of One Hundred Fifty Thousand Dollars ($150,000) in the name of Landlord. Tenant shall pay the premium therefor, or its share thereof equitably determined by Landlord if the Premises are a part of a multi-tenant building.
10. UTILITIES.
     Tenant shall pay the cost of all water, gas, heat, light, power, sewer, telephone, refuse disposal, and all other utilities and services supplied to the Premises. Tenant shall make payments for all separately metered utilities, when due, directly to the appropriate supplier. Landlord shall have the right to require Tenant to install, at Tenant’s sole expense, separate meters (or other submeter, device or monitor for the measurement of utility usage) for any utility for which a separate meter is not installed as of the Commencement Date. If any utilities or services are not separately metered or monitored with respect to the Premises, Landlord shall determine Tenant’s equitable share thereof, based on rentable square footage, intensity of use of any Utility, hours of operation, and such other factors as Landlord deems relevant. Tenant shall pay its equitable share of such utilities to Landlord, to the extent such obligation exceeds any amount thereof impounded under Section 4.5, within fifteen (15) days after receipt of a statement from Landlord. If at any time during the Lease Term, electrical power or any other utility is available to the Premises from multiple sources, Landlord shall have the right at any time and from time to time to contract for service from any company or companies providing electrical, telecommunication, or other utility service to the building(s) of which the Premises are a part. Tenant shall cooperate with Landlord and all providers of electrical, telecommunication, or other utility service and, as reasonably necessary, allow Landlord and such providers reasonable access to the Premises and to the electric lines, feeders, risers, wiring and any other machinery or equipment within the Premises. Landlord shall in no way be liable or responsible for any loss, damage or expense that Tenant may sustain or incur by reason of any change, failure, interruption, interference or defect in the supply or character of the electricity or other utilities supplied to the Premises.

Landlord makes no representation or warranty as the suitability of the utility service for Tenant’s requirements, and no such change, failure, defect, unavailability or unsuitability shall constitute any actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant of any of its obligations under the Lease. Landlord shall not be liable in damages or otherwise for any failure or interruption of any utility service, and no such failure or interruption shall entitle Tenant to terminate this Lease or abate the rent due hereunder.
11. USE.
     11.1 Permitted Use. The Premises shall be used and occupied only for the permitted uses specified in Section 1.8. The Premises shall not be used or occupied for any other purposes without the prior written consent of Landlord. Tenant shall provide such information about such proposed use as may be reasonably requested by Landlord. Landlord shall not unreasonably withhold its consent to any requested change of use, and shall have the right to impose reasonable restrictions on such other use so long as such other use is consistent with the zoning for the Center and all applicable provisions of law and this Lease. Factors that Landlord may take into account in granting or withholding its consent shall include, without limitation: (a) whether the proposed use is compatible with the character and tenant mix of the Center, (b) whether the proposed use poses any increased risk to Landlord or any other occupant of the Center, (c) whether any proposed Alterations to accommodate such proposed use might decrease the rental or sale value of the Premises or the Center, and (d) whether Tenant has the requisite expertise and financial ability to successfully operate in the Premises with the proposed use.
     11.2 Compliance with Law and Other Requirements. Tenant shall not do or permit anything to be done in or about the Premises in conflict with all laws, ordinances, rules, regulations, orders, requirements, and recorded covenants and restrictions applicable to the Premises, whether now in force or hereafter in effect, including any requirement to make alterations or to install additional facilities required by Tenant’s occupancy or the conduct of Tenant’s business, and Tenant shall promptly comply with the same at its sole expense.
     11.3 Waste, Quiet Conduct. Tenant shall not use or permit the use of the Premises in any manner that tends to create waste or a nuisance, that will cause objectionable noise or odors, or that may disturb the quiet enjoyment of any other tenant in the Center.
     11.4 Rules and Regulations. Tenant shall comply with the Rules and Regulations for the Center attached as Exhibit “B”, as the same may be amended by Landlord from time to time, upon notice to Tenant.
     11.5 Signs. Tenant may, at Tenant’s sole cost, install signage at the building(s) of which the Premises are a part. All signs must be fabricated by a contractor approved by Landlord. Prior to construction of any such sign, a detailed drawing of the proposed sign shall be prepared by Landlord’s contractor, at the sole expense of Tenant, and submitted to Landlord for written approval, which approval Landlord may withhold in its sole discretion: All signs must comply in all respects with all governmental laws rules and regulations in effect from time to time. No sign, placard, pennant, flag, awning, canopy, or advertising matter of any kind shall be placed or maintained on any exterior door, wall or window of the Premises or in any area outside the Premises, and no decoration, lettering or advertising matter shall be placed or maintained on the glass of any window or door, or that can be seen through the glass, of the Premises without first obtaining Landlord’s written approval. All signs and sign cases shall be considered fixtures and improvements and shall become the property of Landlord upon expiration or termination of the Lease. Landlord shall have the right at any time to establish a sign criteria for the Center, and to revise the same from time to time. Within sixty (60) days after Tenant’s receipt of written notice of any new sign criteria, Tenant shall, at Tenant’s expense, remove all existing exterior signs and replace the same with new signs conforming to the new sign criteria.
     11.6 Parking. Tenant shall have the nonexclusive right, in common with others, to use the parking areas of Center; provided, however, that Tenant shall not use more than the number of parking spaces designated in Section 1.9, or if no number of such spaces is so indicated, Tenant shall not use more than its reasonable share of parking spaces, as Landlord shall determine. Landlord reserves the right, without liability to Tenant, to modify the parking areas, to designate the specific location of the parking for Tenant and Tenant’s customers and employees, and to adopt reasonable rules and regulations for use of the parking areas.
     11.7 Entry by Landlord. Tenant shall permit Landlord and Landlord’s agents to enter the Premises at all reasonable times for any of the following purposes: (a) to inspect the Premises, (b) to supply any services or to perform any maintenance obligations of Landlord, including the erection and maintenance of such scaffolding, canopies, fences, and props as may be required, (c) to make such improvements, replacements or additions to the Premises or the Center as Landlord deems necessary or desirable, (d) to post notices of nonresponsibility, (e) to place any usual or ordinary “for sale” signs, or (f) within six (6) months prior to the expiration of this Lease, to place any usual or ordinary “for lease” signs. No such entry shall result in any rebate of rent or any liability to Tenant for any loss of occupation or quiet enjoyment of the Premises. Landlord shall give reasonable notice to Tenant prior to any entry except in an emergency or unless Tenant consents at the time of entry. If Tenant is not personally present to open and permit an entry into the Premises, at any time when for any reason an entry therein shall be necessary or permissible, Landlord or Landlord’s agents may enter the same by a master key, or may forcibly enter the same without rendering Landlord or such agents liable therefor, and without in any manner affecting the obligations and covenants of this Lease. Nothing herein contained, however, shall be deemed or construed to impose upon Landlord any obligation, responsibility or liability whatsoever for the care, maintenance or repair of the Premises or any part thereof, except as otherwise specifically provided herein.
     11.8 Utility Yard. In addition and as part of the Premises, Tenant shall have a revocable, non-exclusive license to use the Utility Yard depicted on the attached Exhibit “A” (the “Utility Yard”) for the purpose of installing, maintaining and operating thereon (all at Tenant’s sole cost) a central plant for heating, ventilating and air conditioning systems and equipment serving the Premises. Prior to the installation of any equipment in the Utility Yard, Tenant shall provide to Landlord a detailed listing and description of the equipment, together with a plat showing the proposed location thereof. Tenant shall also describe in detail whether such equipment emits any noise, vibrations, fumes, or other substances, or would otherwise cause any nuisance or disturbance to Landlord or any other tenant. The types and locations of the equipment to be installed shall be subject to Landlord’s approval, which approval may be granted, denied, withdrawn or modified in Landlord’s sole discretion. Tenant shall screen, fence or otherwise enclose Tenant’s approved equipment at its sole cost in accordance with any requirements of governmental agencies and/or the reasonable requirements of Landlord. The Utility Yard forms a part of the Premises (except that such area shall not count as Rentable Square Footage) and shall be governed and subject to all of the restrictions, indemnification obligations, use requirements and other terms and provisions of the Lease applicable to the Premises. Under no circumstances shall Tenant install any underground storage tanks or other equipment utilizing Hazardous Materials without Landlord’s prior written consent, and otherwise on the terms and conditions set forth in Article 14.

12. ACCEPTANCE OF PREMISES; NONLIABILITY OF LANDLORD; DISCLAIMER.
     12.1 Acceptance of Premises. By taking possession hereunder, Tenant acknowledges that it has examined the Premises and accepts the condition thereof. Tenant acknowledges and agrees that Landlord has no obligation to improve the Premises other than as set forth specifically in this Lease, if at all. In particular, Tenant acknowledges that any additional improvements or alterations needed to accommodate Tenant’s intended use shall be made solely at Tenant’s sole cost and expense, and strictly in accordance with the requirements of this Lease (including the requirement to obtain Landlord’s consent thereto), unless such improvements and alterations are specifically required of Landlord. Landlord shall have no responsibility to do any work required under any building codes or other governmental requirements not in effect or applicable at the time the Premises were constructed, including without limitation any requirements related to sprinkler retrofitting, seismic structural requirements, accommodation of disabled persons, or hazardous materials. Landlord shall be under no obligation to provide utility, telephone or other service or access beyond that which exists at the Premises as of the date of this Lease, unless Landlord specifically agrees in writing to provide the same. If it is anticipated that Tenant will be doing any Alterations or installations prior to taking occupancy, any delays encountered by Tenant in accomplishing such work or obtaining any required permits therefor shall not delay the Commencement Date or the date that Tenant becomes liable to pay rent, or the date that Landlord may effectively deliver possession of the Premises to Tenant. By taking possession hereunder, Tenant acknowledges that it accepts the square footage of the Premises as delivered and as stated in this Lease. No discovery or alleged discovery after such acceptance of any variance in such square footage as set forth in this Lease (or in any proposal, advertisement or other description thereof) shall be grounds for any adjustment in any element of the rent payable hereunder, unless such adjustment is initiated by and implemented by Landlord in writing.
     12.2 Landlord’s Exemption From Liability. Landlord shall not be liable for injury to Tenant’s business or loss of income therefrom, or for personal injury or property damage that may be sustained by Tenant or any subtenant of Tenant, or their respective employees, invitees, customers, agents or contractors or any other person in or about the Premises, caused by or resulting from fire, flood, earthquake or other natural disaster, or from steam, electricity, gas, water or rain, that may leak or flow from or into any part of the Premises, or from the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air-conditioning, lighting fixtures or computer equipment or software, whether such damage or injury results from conditions arising upon the Premises or upon other portions of the building(s) of which the Premises are a part, or from other sources, and regardless of whether the cause of such damage or injury or the means of repairing the same is inaccessible to Tenant. Landlord shall not be liable for any damages to property or for personal injury or loss of life arising from any use, act or failure to act of any third parties (including other occupants of the Center) occurring in, or about the Premises or in or about the Center (including without limitation the criminal acts of any third parties). Landlord shall not be liable for any latent defect in the Premises or in the building(s) of which the Premises are a part. All property of Tenant kept or stored on the Premises shall be so kept or stored at the risk of Tenant only, and Tenant shall indemnify, protect, hold harmless and defend Landlord and Landlord’s officers, directors, shareholders, partners, members, principals, employees, agents, representatives, and other related entities and individuals, and their respective successors and assigns, from and against any claims arising out of damage to the same, including subrogation claims by Tenant’s insurance carriers. Provided, however, that the indemnifications and waivers of Tenant set forth in this Section shall not apply to damage and liability caused by the gross negligence or willful misconduct of Landlord.

     12.3 No Warranties or Representations.
          (a) Neither Landlord nor Landlord’s agents make any warranty or representation with respect to the suitability or fitness of the space for the conduct of Tenant’s business, or for any other purpose.
          (b) Neither Landlord nor Landlord’s agents make any warranty or representation with respect to any other tenants or users that may or may not construct improvements, occupy space or conduct business within the Center, and Tenant hereby acknowledges and agrees that it is not relying on any warranty or representation relating thereto in entering into this Lease.
          (c) Landlord specifically disavows any oral representations made by or on behalf of its employees, agents and independent contractors, and Tenant hereby acknowledges and agrees that it is not relying and has not relied on any oral representations in entering into this Lease.
          (d) Landlord has not made any promises or representations, expressed or implied, that it will renew, extend or modify this Lease in favor of Tenant or any permitted transferee of Tenant, except as may be specifically set forth herein or in a written instrument signed by both parties amending this Lease.
          (e) Notwithstanding that the rent payable to Landlord hereunder may at times include the cost of guard service or other security measures, it is specifically understood that Landlord does not represent, guarantee or assume responsibility that Tenant will be secure from any damage, injury or loss of life because of such guard service. Landlord shall have no obligation to hire, maintain or provide such services, which may be withdrawn or changed at any time with or without notice to Tenant or any other person and without liability to Landlord. To induce Landlord to provide such service if Landlord elects in its sole discretion to do so, Tenant agrees that (i) Landlord shall not be liable for any damage, injury or loss of life related to the provision or nonprovision of such service, and (ii) Landlord shall have no responsibility to protect Tenant, or its employees or agents, from the acts of any third parties (including other occupants of the Center) occurring in or about the Premises or in or about the Center (including without limitation the criminal acts of any third parties), whether or not the same could have been prevented by any such guard service or other security measures.
     12.4 Keys. Tenant shall re-key the Premises at its sole cost upon taking possession thereof. Tenant hereby acknowledges that various persons have had access to the keys to the Premises as keyed prior to Tenant’s possession, and that Landlord disclaims all liability and responsibility for any unauthorized distribution or possession of such prior keys.
13. INDEMNIFICATION.
     Tenant shall indemnify, protect, hold harmless and defend Landlord and Landlord’s officers, directors, shareholders, partners, members, principals, employees, agents, representatives, and other related entities and individuals, and their respective successors and assigns (collectively, “Landlord’s Related Entities”), from and against any and all claims, actions, damages, liability, costs, and expenses, including reasonable attorneys’ fees and costs, arising from personal injury, death, and/or property damage and arising from: (a) Tenant’s use or occupation of the Premises or any work or activity done or permitted by Tenant in or about the Premises (including without limitation any storage or display of materials or merchandise, or other activity by Tenant in the Common Facilities), (b) any activity, condition or occurrence in the Premises or other area under the control of Tenant, (c) any breach or failure to perform any obligation imposed on Tenant under this Lease, or (d) any other act or omission of Tenant or its assignees or subtenants or their respective agents, contractors, employees, customers, invitees or licensees. Tenant’s obligation to indemnify, protect, hold harmless and defend shall include, but not be limited to, claims based on duties, obligations, or liabilities imposed on Landlord or Landlord’s Related Entities by statute, ordinance, regulation, or other law, such as claims based on theories of peculiar risk and nondelegable duty, and to any and all other claims based on the negligent act or omission of Landlord or Landlord’s Related Entities. The parties intend that this provision be interpreted as the broadest Type I indemnity provision as defined in McDonald & Kruse, Inc. v. San Jose Steel Co., 29 Cal. App. 3rd 413 (1972), and as allowed by law between a landlord and a tenant. Upon notice from Landlord, Tenant shall, at Tenant’s sole expense and by counsel reasonably satisfactory to Landlord, defend any action or proceeding brought against Landlord or Landlord’s Related Entities by reason of any such claim. If any person not a party to this Lease shall institute any type of action against Tenant in which Landlord or any of Landlord’s Related Entities is made a party defendant, then Tenant shall indemnify, protect, hold harmless and defend Landlord and Landlord’s Related Entities from and against any and all claims, actions, damages, liability, costs, expenses and reasonable attorneys’ fees and costs incurred or paid in connection with such litigation. Tenant, as a material part of the consideration to Landlord hereunder, assumes all risk of, and waives all claims against Landlord for, personal injury or property damage in, upon or about the Premises, from any cause whatsoever. Provided, however, that the indemnifications and waivers of Tenant set forth in this Section shall not apply to damage and liability caused by the gross negligence or willful misconduct of Landlord.
14. HAZARDOUS MATERIALS.
     14.1 Definitions. “Hazardous Materials Laws” means any and all federal, state or local laws, ordinances, rules, decrees, orders, regulations or court decisions relating to hazardous substances, hazardous materials, hazardous waste, toxic substances, environmental conditions on, under or about the Premises, or soil and ground water conditions, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq., the California Hazardous Waste Control Act, Cal. Health and Safety Code §25100, et seq., the Carpenter-Presley-Tanner Hazardous Substances Account Act, Cal. Health and Safely Code §25300, et seq., the Safe Drinking Water and Toxic Enforcement Act, Cal. Health and Safety Code §25249.5, et seq., the Porter-Cologne Water Quality Control Act, Cal. Water Code § 13000, et seq., any amendments to the foregoing, and any similar federal, state or local laws, ordinances, rules, decrees, orders or regulations. “Hazardous Materials” means any chemical, compound, material, substance or other matter that: (a) is defined as a hazardous substance, hazardous material, hazardous waste or toxic substance under any Hazardous Materials Law, (b) is controlled or governed by any Hazardous Materials Law or gives rise to any reporting, notice or publication requirements hereunder, or gives rise to any liability, responsibility or duty on the part of Tenant or Landlord with respect to any third person hereunder; or (c) is flammable or explosive material, oil, asbestos, urea formaldehyde, radioactive material, nuclear medicine material, drug, vaccine, bacteria, virus, hazardous waste, toxic substance, or related injurious or potentially injurious material (by itself or in combination with other materials).
     14.2 Use of Hazardous Materials. Tenant shall not allow any Hazardous Material to be used, generated, manufactured, released, stored or disposed of on, under or about, or transported from, the Premises, unless: (a) such use is specifically disclosed to and approved by Landlord in writing prior to such use, and (b) such use is conducted in compliance with the provisions of this Article. Landlord’s consent may be withheld in Landlord’s sole discretion and, if granted, may be revoked at any time upon reasonable cause. Landlord may approve such use subject to reasonable conditions to protect the Premises and Landlord’s interests. Landlord may withhold approval if Landlord in good faith determines that such proposed use involves a material risk of a release or discharge of Hazardous Materials or a violation of any

Hazardous Materials Laws or that Tenant has not provided reasonably sufficient assurances of its ability to remedy such a violation and fulfill its obligations under this Article. Notwithstanding the foregoing, Landlord hereby consents to the use, storage or disposal of Hazardous Materials necessary for the conduct of the business of Avanir Pharmaceuticals, in its capacity as Tenant hereunder, so long as Tenant handles, uses, stores and disposes of the same in compliance with all Hazardous Materials Laws, including, without limitation, (x)products containing small amounts of Hazardous Materials that are of a type customarily found in offices and households (such as aerosol cans containing insecticides, toner for copies, paints, paint remover and similar items); (y) small quantities of radioactive material used in the life science research activities of Tenant, but only to the extent necessary for such activities; and (z) animal-related supplies used in the life science research activities of Tenant, but only to the extent necessary for such activities.
     14.3 Compliance With Laws; Handling Hazardous Materials. Tenant shall strictly comply with, and shall maintain the Premises in compliance with, all Hazardous Materials Laws. Tenant shall obtain, maintain in effect and comply with the conditions of all permits, licenses and other governmental approvals required for Tenant’s operations on the Premises under any Hazardous Materials Laws, including, but not limited to, the discharge of appropriately treated Hazardous Materials into or through any sanitary sewer serving the Premises. At Landlord’s request, Tenant shall deliver copies of, or allow Landlord to inspect, all such permits, licenses and approvals. All Hazardous Materials removed from the Premises shall be removed and transported by duly licensed haulers to duly licensed disposal facilities, in compliance with all Hazardous Materials Laws. Tenant shall perform any monitoring, testing, investigation, clean-up, removal, detoxification, preparation of closure or other required plans and any other remedial work required by any governmental agency or lender, or recommended by Landlord’s environmental consultants, as a result of any release or discharge or potential release or discharge of Hazardous Materials affecting the Premises or the Center or any violation or potential violation of Hazardous Materials Laws by Tenant or any assignee or subtenant of Tenant or their respective agents, contractors, employees, licensees or invitees (collectively, “Remedial Work”). Landlord shall have the right to intervene in any governmental action or proceeding involving any Remedial Work, and to approve performance of the work, in order to protect Landlord’s interests. Tenant shall not enter into any settlement agreement, consent decree or other compromise with respect to any claims relating to Hazardous Materials without notifying Landlord and providing ample opportunity for Landlord to intervene. Tenant shall additionally comply with the recommendations of Landlord’s and Tenant’s insurers based upon National Fire Protection Association standards or other applicable guidelines regarding the management and handling of Hazardous Materials. If any present or future law imposes any requirement of reporting, survey, investigation or other compliance upon Landlord, Tenant, or the Premises, and if such requirement is precipitated by a transaction involving the Lease (other than the natural expiration thereof at the end of the lease term), including without limitation the assignment or sublease, in whole or in part of Tenant’s interest in the Lease, or the change in the ownership of Tenant, then Tenant shall fully comply with and pay all costs of compliance with such requirement, including Landlord’s reasonable attorneys’ fees and costs.
     14.4 Notice; Reporting. Tenant shall notify Landlord, in writing, within three (3) days after any of the following: (a) Tenant has knowledge, or has reasonable cause to believe, that any Hazardous Material has been released, discharged or is located on, under or about the Premises, whether or not the release or discharge is in quantities that would otherwise be reportable to a public agency, (b) Tenant receives any order of a governmental agency requiring any Remedial Work pursuant to any Hazardous Materials Laws, (c) Tenant receives any warning, notice of inspection, notice of violation or alleged violation or Tenant receives notice or knowledge of any proceeding, investigation or enforcement action, pursuant to any Hazardous Materials Laws; or (d) Tenant receives notice or knowledge of any claims made or threatened by any third party against Tenant or the Premises relating to any loss or injury resulting from Hazardous Materials. If the potential risk of any of the foregoing events is material, Tenant shall deliver immediate verbal notice to Landlord, in addition to written notice as set forth above. Tenant shall deliver to Landlord copies of all test results, reports and business or management plans required to be filed with any governmental agency pursuant to any Hazardous Materials Laws.
     14.5 Indemnity. Tenant shall indemnify, protect, hold harmless and defend Landlord and Landlord’s officers, directors, shareholders, partners, members, principals, employees, agents, representatives, and other related entities and individuals, and their respective successors and assigns, from and against any and all liabilities, claims, suits, judgments, actions, investigations, proceedings, costs and expenses (including reasonable attorneys’ fees and costs) arising out of or in connection with any breach of any provisions of this Article or directly or indirectly arising out of the use, generation, storage, release, disposal or transportation of Hazardous Materials by Tenant, or any assignee or subtenant of Tenant, or their respective agents, contractors, employees, licensees, or invitees, on, under or about the Premises during the Lease Term or any other period of Tenant’s actual or constructive occupancy of the Premises, including, but not limited to, all foreseeable and unforeseeable consequential damages and the cost of any Remedial Work. Any defense of Tenant pursuant to this Section shall be by counsel reasonably acceptable to Landlord. Neither the consent by Landlord to the use, generation, storage, release, disposal or transportation of Hazardous Materials nor the strict compliance with all Hazardous Materials Laws shall excuse Tenant from Tenant’s indemnification obligations pursuant to this Article. The foregoing indemnity shall be in addition to and not a limitation of the indemnification provisions of Article 13 of this Lease. Tenant’s obligations pursuant to this Article shall survive the termination or expiration of this Lease.
     14.6 Entry and Inspection; Cure. Landlord and its agents, employees and contractors, shall have the right (but not the obligation) to enter the Premises at all reasonable times to inspect the Premises and Tenant’s compliance with the terms and conditions of this Article, or to conduct investigations and tests. No prior notice to Tenant shall be required in the event of an emergency, or if Landlord has reasonable cause to believe that violations of this Article have occurred, or if Tenant consents at the time of entry. In all other cases, Landlord shall give at least twenty-four (24) hours’ prior notice to Tenant. Landlord shall have the right (but not the obligation) to remedy any violation by Tenant of the provisions of this Article pursuant to Section 22.3 of this Lease or to perform any Remedial Work. Tenant shall pay, upon demand, all costs incurred by Landlord in investigating any such violations or potential violations or performing Remedial Work, plus interest thereon at the rate specified in this Lease from the date of demand until the date paid by Tenant.
     14.7 Termination; Expiration. Upon termination or expiration of this Lease, Tenant shall, at Tenant’s cost, remove any equipment, improvements or storage facilities utilized in connection with any Hazardous Materials and shall clean up, detoxify, repair and otherwise restore the Premises to a condition free of Hazardous Materials, to the extent such condition is caused by Tenant or any assignee or subtenant of Tenant or their respective agents, contractors, employees, licensees or invitees.
     14.8 Exit Assessment. No later than ten (10) days after the expiration or earlier termination of this Lease, Tenant shall cause to be performed, at its sole expense, an environmental assessment (the “Exit Assessment”) of the Premises. Landlord agrees to allow Tenant access to the Premises for such purpose. The Exit Assessment must be performed by a qualified environmental consultant acceptable to Landlord, and shall include without limitation the following, as applicable to the Premises and Tenant’s activities: (a) inspection of all floors, walls, ceiling tiles, benches, cabinet interiors, sinks, the roof and other surfaces for signs of contamination and/or deterioration related to Hazardous Materials, (b) inspection of any and all ducts, hoods and exhaust systems for signs of contamination, deterioration and/or leakage related or potentially related to Hazardous Materials, (c) inspection of all readily accessible drain lines and other discharge piping for signs of deterioration, loss of integrity and leakage, (d) Tenant interviews and review of appropriate Tenant records to determine the uses to which Tenant has put the Premises that involve or may have involved Hazardous Materials, and to determine if any known discharges to the Premises or ground or soils from Tenant’s activities have occurred, (e) documentation in detail of all observations, including dated photographs, (f) if applicable a certification that all areas inspected are clean and free of any Hazardous Materials and that the investigation conducted by the consultant does indicate that any release of any Hazardous Materials has occurred in the Premises or the Center as a result of Tenant’s activities, (g) if applicable, a detailed description of Hazardous Materials remaining in the Premises and of any contamination, deterioration and/or leakage observed, together with detailed recommendations for the removal, repair or abatement of the same, and (h) if applicable, a detailed description of evidence of possible or past releases of Hazardous Materials, together with detailed recommendations for the prevention of the same in the future. Landlord shall have the right to require additional evaluations or work in connection with the Exit Assessment based upon Tenant’s use of the Premises, any actual or suspected Hazardous Materials issues, or other reasonable factors. The original of the Exit Assessment shall be addressed to Landlord and shall be provided to Landlord within twenty (20) days of the expiration or earlier termination of the Lease. In addition to Tenant’s obligations under Section 14.7, Tenant agrees to fully implement and address all recommended actions contained in the Exit Assessment, at its sole cost, within thirty (30) days of the date thereof.
     14.9 Event of Default. The release or discharge of any Hazardous Material or the violation of any Hazardous Materials Law by Tenant or any assignee or subtenant of Tenant shall be a material Event of Default by Tenant under this Lease. In addition to or in lieu of the remedies available under this Lease as a result of such Event of Default, Landlord shall have the right, without terminating this Lease, to require Tenant to suspend its operations and activities on the Premises until Landlord is satisfied that appropriate Remedial Work has been or is being adequately performed; Landlord’s election of this remedy shall not constitute a waiver of Landlord’s right thereafter to declare an Event of Default and pursue any other available remedy.
15. ALTERATIONS; LIENS.
     15.1 Alterations by Tenant. Tenant shall not make any alterations, additions or improvements (“Alterations”) to the Premises without Landlord’s prior written consent, except for nonstructural Alterations that cost $5,000 or less and are not visible from the exterior of the Premises. All Alterations installed by Tenant shall be new or completely reconditioned. Landlord shall have the right to approve the contractor, the method of payment of the contractor, and the plans and specifications for all proposed Alterations. Tenant shall obtain Landlord’s consent to all proposed Alterations requiring Landlord’s consent prior to the commencement of any such Alterations. Tenant’s request for consent shall be accompanied by information identifying the contractor and method of payment and two (2) copies of the proposed plans and specifications. All Alterations of whatever kind and nature shall become at once a part of the realty and shall be surrendered with the Premises upon expiration or earlier termination of the Lease Term, unless Landlord requires Tenant to remove the same as provided in Article 20. If Tenant demolishes or removes any then-existing tenant improvements or other portions of the Premises or any building(s) of which the Premises are a part (including without limitation any previously-installed Alterations), Tenant shall promptly commence and diligently pursue to completion the Alterations then under way or shall otherwise restore the Premises and any building(s) of which the Premises are a part to its condition and state of improvement prior to such demolition or removal. During the Lease Term, Tenant agrees to provide, at Tenant’s expense, a policy of insurance covering loss or damage to Alterations made by Tenant, in an amount adequate to repair or replace the same, naming Landlord as an additional insured. Provided, however, Tenant may install movable furniture, trade fixtures, machinery or equipment in conformance with applicable governmental rules or ordinances and remove the same upon expiration or earlier termination of this Lease as provided in Article 20.
     15.2 Permits and Governmental Requirements. Tenant shall obtain, at Tenant’s sole cost and expense, all building permits and other permits of every kind and nature required by any governmental agency having jurisdiction in connection with the Alterations. Tenant shall indemnify, protect, hold harmless and defend Landlord and Landlord’s officers, directors, shareholders, partners, members, principals, employees, agents, representatives, and other related entities and individuals, and their respective successors and assigns, from and against any and all claims, actions, damages, liability, costs, and expenses, including reasonable attorneys’ fees and costs, arising out of any failure by Tenant or Tenant’s contractor or agents to obtain all required permits, regardless of when such failure is discovered. Tenant shall do any and all additional construction, alterations, improvements and retrofittings required to be made to the Premises and/or the Center, or any other property of Landlord as a result of, or as may be triggered by, Tenant’s Alterations. Landlord shall have the right to do such construction itself, but in all instances Tenant shall pay all costs directly or indirectly related to such work and shall indemnify, protect, hold harmless and defend Landlord and Landlord’s officers, directors, shareholders, partners, members, principals, employees, agents, representatives, and other related entities and individuals, and their respective successors and assigns, from and against any and all claims, actions, damages, liability, costs, and expenses, including reasonable attorneys’ fees and costs, arising out of any such additionally required work. All payment and indemnification obligations under this Section shall survive the expiration or earlier termination of the Lease Term.
     15.3 Liens. Tenant shall pay when due all claims for any work performed, materials furnished or obligations incurred by or for Tenant, and Tenant shall keep the Premises free from any liens arising with respect thereto. If Tenant fails to cause any such lien to be released within fifteen (15) days after imposition, by payment or posting of a proper bond, Landlord shall have the right (but not the obligation) to cause such release by such means as Landlord deems proper. Tenant shall pay Landlord upon demand for all costs incurred by Landlord in connection therewith (including reasonable attorneys’ fees and costs), with interest at the rate specified in Section 22.4 from the date of payment by Landlord to the date of payment by Tenant. Tenant will notify Landlord in writing thirty (30) days prior to commencing any alterations, additions, improvements or repairs in order to allow Landlord time to file a notice of nonresponsibility.
16. DAMAGE AND DESTRUCTION.
     16.1 Partial Insured Damage. If the Premises or the building(s) of which the Premises are a part are partially damaged or destroyed during the Lease Term, Landlord shall make the necessary repairs, provided such repairs can reasonably be completed within sixty (60) days after the date of the damage or destruction in accordance with applicable laws and regulations and provided that Landlord receives sufficient insurance proceeds to pay the cost of such repairs. In such event, this Lease shall continue in full force and effect. If such repairs cannot reasonably be completed within sixty (60) days after the date of the damage or destruction or if Landlord does not receive sufficient insurance proceeds, then Landlord may, at its option, elect within forty-five (45) days of the date of the damage or destruction to proceed with the necessary repairs, in which event this Lease shall continue in full force and effect and Landlord shall complete the same within a reasonable time. If Landlord does not so elect to make such repairs or if such repairs cannot be made under applicable laws and regulations, this Lease may be terminated at the option of either party within ninety (90) days of the occurrence of such damage or destruction.
     16.2 Insurance Deductible. If Landlord elects to repair any damage caused by an insured casualty as provided in Section 16.1, Tenant shall, within fifteen (15) days after receipt of written notice from Landlord, pay the amount of any deductible (or its share thereof) under any insurance policy covering such damage or destruction, in accordance with Section 9.4 above.
     16.3 Uninsured Damage. In the event of any damage or destruction of the Premises or the building(s) of which the Premises are a part by an uninsured casualty, Landlord shall have the right to elect either to repair such damage or to terminate this Lease. Such election shall be exercised by written notice to Tenant within forty-five (45) days of such damage or destruction.
     16.4 Total Destruction. A total destruction (including any destruction required by any authorized public authority) of either the Premises or the building(s) of which the Premises are a part shall terminate this Lease.
     16.5 Partial Destruction of Center. If fifty percent (50%) or more of the rentable area of the Center is damaged or destroyed by fire or other cause, notwithstanding that the Premises may be unaffected, Landlord shall have the right, to be exercised by notice in writing delivered to Tenant within ninety (90) days after said occurrence, to elect to terminate this Lease.
     16.6 Tenant’s Obligations. Landlord shall not be required to repair any injury or damage by fire or other cause, or to make any restoration or replacement of any Alterations, trade fixtures, equipment or personal property placed or installed in the Premises by or on behalf of Tenant. Unless this Lease is terminated pursuant to this Article, Tenant shall promptly repair, restore or replace the same in the event of damage. Nothing contained in this Article shall be construed as a limitation on Tenant’s liability for any damage or destruction if such liability otherwise exists.
     16.7 Rent Abatement. If Landlord repairs the Premises or the building(s) of which the Premises are a part after damage or destruction as described in this Article 16, Minimum Monthly Rent payable by Tenant hereunder from the date of damage until the repairs are completed shall be equitably reduced, based upon the extent to which such repairs interfere with the business carried on by Tenant in the Premises, but only to the extent Landlord receives proceeds from rental income insurance paid for by Tenant. Landlord agrees to take reasonable steps to make a claim for and collect any rental income insurance proceeds that might be available.
     16.8 Waiver of Inconsistent Statutes. The parties’ rights and obligations in the event of damage or destruction shall be governed by the provisions of this Lease; accordingly, Tenant waives the provisions of California Civil Code Sections 1932(2) and 1933(4), and any other statute, code or judicial decisions that grants a tenant a right to terminate a lease in the event of damage or destruction of a leased premises.

17. CONDEMNATION.
     17.1 Condemnation of Premises. If any portion of the Premises is taken or condemned for a public or quasi-public use (“Condemnation”), and a portion remains that is susceptible of occupation, then this Lease shall terminate as to the portion so taken as of the date title vests in the condemnor, but shall remain in full force and effect as to the remaining Premises. Landlord shall, within a reasonable period of time, restore the remaining Premises as nearly as practicable to the condition existing prior to the condemnation; provided, however, if Landlord receives insufficient funds from the condemnor for such purpose, Landlord may elect to terminate this Lease. If this Lease continues in effect, the Minimum Monthly Rent shall be equitably adjusted, based upon the value of the Premises remaining after the Condemnation compared to the value of the Premises prior to Condemnation. Provided, however, in the event of any such partial condemnation, Landlord shall have the option to terminate this Lease entirely as of the date title vests in the condemnor. If all the Premises are condemned, or such portion so that there does not remain a portion that is susceptible of occupation, or if such a substantial portion of the Center is condemned that it is no longer economically appropriate to lease the Premises on the terms and conditions of this Lease, as reasonably determined by Landlord, then at the election of Landlord this Lease shall terminate as of the date title vests in the condemnor.
     17.2 Condemnation of Parking Area. If all or any portion of the parking area in the Center is condemned such that the ratio of the total square footage of parking and other Common Facilities compared to the total rentable building square footage of the Center is reduced to a ratio below two to one, then at the election of Landlord this Lease shall terminate as of the date title vests in the condemnor.
     17.3 Condemnation Award. All compensation awarded upon any such partial or total Condemnation shall be paid to Landlord and Tenant shall have no claim thereto, and Tenant hereby irrevocably assigns and transfers to Landlord any right to compensation or damages by reason of any such Condemnation. Provided, however, that Tenant shall have the right to claim and recover from the condemning authority, but not from Landlord, such compensation as may be separately awarded or recoverable by Tenant in Tenant’s own right on account of any damage to Tenant’s business by reason of the Condemnation and on account of any cost that Tenant may incur in removing Tenant’s merchandise, furniture, fixtures, leasehold improvements and equipment. If this Lease is terminated, in whole or in part, in accordance with this Article as a result of a Condemnation, Tenant shall have no claim for the value of any unexpired term of this Lease.
18. ASSIGNMENT AND SUBLETTING.
     18.1 Landlord’s Consent Required. Tenant shall not voluntarily or involuntarily assign, sublease, mortgage, encumber, or otherwise transfer all or any portion of the Premises or its interest in this Lease (collectively, “Transfer”) without Landlord’s prior written consent, which consent Landlord shall not unreasonably withhold. Landlord may withhold its consent until Tenant has complied with the provisions of Sections 18.2 and 18.3. Any attempted Transfer without Landlord’s written consent shall be void and shall constitute a noncurable Event of Default under this Lease. If Tenant is a corporation, any cumulative Transfer of more man twenty percent (20%) of the voting stock of such corporation shall constitute a Transfer requiring Landlord’s consent hereunder; provided, however, that this sentence shall not apply to any corporation whose stock is publicly traded. If Tenant is a partnership, limited liability company, trust or other entity, any cumulative Transfer of more than twenty percent (20%) of the partnership, membership, beneficial or other ownership interests therein shall constitute a Transfer requiring Landlord’s consent hereunder. Tenant shall not have the right to consummate a Transfer or to request Landlord’s consent to any Transfer if any Event of Default has occurred and is continuing or if Tenant or any affiliate of Tenant is in default under any lease of any other real property owned or managed (in whole or in part) by Landlord or any affiliate of Landlord.
     18.2 Landlord’s Election. Tenant’s request for consent to any Transfer shall be accompanied by a written statement setting forth the details of the proposed Transfer, including the name, business and financial condition of the prospective Transferee, financial details of the proposed Transfer (e.g., the term and the rent and security deposit payable), and any other related information that Landlord may reasonably require. Landlord shall have the right: (a) to withhold consent to the Transfer, if reasonable, (b) to grant consent, (c) to terminate this Lease as to the portion of the Premises affected by any proposed Transfer, in which event Landlord may enter into a lease directly with the proposed Transferee, or (d) to consent on the condition that Landlord be paid, as Additional Rent hereunder, fifty percent (50%) of all subrent or other consideration to be paid to Tenant under the terms of the Transfer in excess of the total rent due hereunder (including, if such Transfer is an assignment or if such Transfer is to occur directly or indirectly in connection with the sale of any assets of Tenant, fifty percent (50%) of the amount of the consideration attributable to the Transfer of the Lease, as reasonably determined by Landlord). The grounds on which Landlord may reasonably withhold its consent to any requested Transfer include, without limitation, that: (i) the proposed Transferee’s contemplated use of the Premises following the proposed Transfer is not reasonably similar to the use of the Premises permitted hereunder, (ii) in Landlord’s reasonable business judgment, the proposed Transferee lacks sufficient business reputation or experience to operate a successful business of the type and quality permitted under this Lease, (iii) in Landlord’s reasonable business judgment, the proposed Transferee lacks sufficient net worth, working capital, anticipated cash flow and other indications of financial strength to meet all of its obligations under this Lease, (iv) the proposed Transfer would breach any covenant of Landlord respecting a radius restriction, location, use or exclusivity in any other lease, financing agreement, or other agreement relating to the Center, and (v) in Landlord’s reasonable business judgment, the possibility of a release of Hazardous Materials is materially increased as a result of the Transfer or if Landlord does not receive sufficient assurances that the proposed Transferee has the experience and financial ability to remedy a violation of Hazardous Materials and to fulfill its obligations under Articles 13 and 14. In connection with any such Transfer, Landlord shall have the right to require Tenant, at Tenant’s sole cost, to cause environmental testing meeting the requirements of an Exit Assessment described in Section 14.8 to be performed. Landlord need only respond to any request by Tenant hereunder within a reasonable time of not less than ten (10) business days after receipt of all information and other submission required in connection with such request.
     18.3 Costs; Transfer Fee. Tenant shall pay all costs and expenses in connection with any permitted Transfer, including any real estate brokerage commissions due with respect to the Transfer. Tenant shall pay all attorneys’ fees and costs incurred by Landlord and a fee of $500 to reimburse Landlord for costs and expenses incurred in connection with any request by Tenant for Landlord’s consent to a Transfer. Such fee shall be delivered to Landlord concurrently with Tenant’s request for consent.
     18.4 Assumption; No Release of Tenant. Any permitted transferee shall assume in writing all obligations of Tenant under this Lease, utilizing a form of assumption agreement provided or approved by Landlord, and an executed copy of such assumption agreement shall be delivered to Landlord within fifteen (15) days after the effective date of the Transfer. The taking of possession of all or any part of the Premises by any such permitted assignee or subtenant shall constitute an agreement by such person or entity to assume without limitation or qualification all of the obligations of Tenant under this Lease, notwithstanding any failure by such person to execute the assumption agreement required in the immediately preceding sentence. No permitted Transfer shall release or change Tenant’s primary liability to pay the rent and to perform all other obligations of Tenant under this Lease. Landlord’s acceptance of rent from any other person is not a waiver of any provision of this Article or a consent to Transfer. Consent to one Transfer shall not constitute a consent to any subsequent Transfer. If any transferee defaults under this Lease, Landlord may proceed directly against Tenant without pursuing remedies against the transferee. Landlord may consent to subsequent Transfers or modifications of this Lease by Tenant’s transferee, without notifying Tenant or obtaining its consent, and such action shall not relieve Tenant of its liability under this Lease.
     18.5 No Merger. No merger shall result from any Transfer pursuant to this Article, any surrender by Tenant of its interest under this Lease, or any termination hereof in any other manner. In any such event, Landlord may either terminate any or all subleases or succeed to the interest of Tenant thereunder.
     18.6 Reasonable Restriction. Tenant acknowledges that the restrictions on Transfer contained herein are reasonable restrictions for purposes of Section 22.2 of this Lease and California Civil Code Section 1951.4.
19. SUBORDINATION; ATTORNMENT; ESTOPPEL CERTIFICATE.
     19.1 Subordination. This Lease is junior and subordinate to all ground leases, mortgages, deeds of trust, and other security instruments now or hereafter affecting the real property of which the Premises are a part, and to all advances made on the security thereof, and to all renewals, modifications, consolidations, replacements and extensions thereof. If any mortgagee, beneficiary under deed of trust or ground lessor shall elect to have this Lease prior to the lien of its mortgage, deed of trust or ground lease, and gives written notice thereof to Tenant, this Lease shall be deemed prior thereto. Tenant agrees to execute any documents required to effectuate such subordination or to make this Lease prior to the lien of any such mortgage, deed of trust or ground lease, as the case may be, and if Tenant this to do so within fifteen (15) days after written demand, Tenant does hereby make, constitute and irrevocably appoint Landlord as Tenant’s attorney-in-fact and in Tenant’s name, place and stead, to do so.
     19.2 Attornment. If Landlord sells, transfers, or conveys its interest in the Premises or this Lease, or if the same is foreclosed judicially or nonjudcially, or is otherwise acquired, by a mortgagee, beneficiary under deed of trust or ground lessor, upon the request and at the sole election of Landlord’s lawful successor, Tenant shall attorn to said successor, provided said successor accepts the Premises subject to this Lease. Tenant shall, upon request of Landlord or any such mortgagee, beneficiary under deed of trust or ground lessor, execute an attornment agreement confirming the same, in form and substance acceptable to Landlord. Such agreement shall provide, among other things, that said successor shall not be (a) bound by any prepayment of more man one (1) month’s rent, (ii) liable for the return of any Security Deposit not actually received by said successor, or (iii) bound by any material amendment of this Lease made after the later of the initial effective date of this Lease, or the date that such successor’s lien or interest first arose, unless said successor shall have consented to such amendment.
     19.3 Estoppel Certificates. Within fifteen (15) days after written request from Landlord, Tenant at Tenant’s sole cost shall execute, acknowledge and deliver to Landlord a written certificate in favor of Landlord and any prospective lender on or purchaser of the Center or any part thereof, (a) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modifications and certifying that this Lease is in full force and effect as so modified), (b) the amount of any rent paid in advance, and (c) that, to Tenant’s knowledge, there are no uncured defaults on the part of Landlord, or specifying the nature of such defaults if any are claimed. In addition to the foregoing, such certificate shall include Tenant’s certification to such other matters, and be on such form, as Landlord or such prospective lender or purchaser shall reasonably require. If Tenant fails to deliver such certificate within said 15-day period, Tenant shall be liable for the immediate payment of all foreseeable and unforeseeable damages, penalties and reasonable attorneys’ fees and costs incurred by Landlord as a result of such failure. Tenant’s failure to deliver such certificate within said 15-day period shall constitute a conclusive acknowledgment by Tenant: (i) that this Lease is in full force and effect without modification except as may be represented by Landlord, (ii) that not more than one month’s rent has been paid in advance, and (iii) that there are no uncured defaults in Landlord’s performance.
20. SURRENDER OF PREMISES.
     20.1 Condition of Premises. Upon the expiration or earlier termination of this Lease, Tenant shall surrender the Premises to Landlord, broom clean and in the same condition and state of repair as at the commencement of the Lease Term, except for ordinary wear and tear that Tenant is not otherwise obligated to remedy under the provisions of this Lease. Tenant shall deliver all keys to the Premises and the building(s) of which the Premises are a part to Landlord. Upon Tenant’s vacation of the Premises, Tenant shall remove all portable furniture, trade fixtures, machinery, equipment, signs and other items of personal property (unless prohibited from doing the same under Section 20.2), and shall remove any Alterations (whether or not made with Landlord’s consent) that Landlord may require Tenant to remove. Tenant shall repair all damage to the Premises caused by such removal and shall restore the Premises to its prior condition, all at Tenant’s expense. Such repairs shall be performed in a manner satisfactory to Landlord and shall include, but are not limited to, the following: capping all plumbing, capping all electrical wiring, repairing all holes in walls, restoring damaged floor and/or ceiling tiles, and thorough cleaning of the Premises. If Tenant fails to remove any items that Tenant has an obligation to remove under this Section when required by Landlord or otherwise, such items shall, at Landlord’s option, become the property of Landlord and Landlord shall have the right to remove and retain or dispose of the same in any manner, without any obligation to account to Tenant for the proceeds thereof. Tenant waives all claims against Landlord for any damages to Tenant resulting from Landlord’s retention or disposition of such Alterations or personal property, Tenant shall be liable to Landlord for Landlord’s costs of removing, storing and disposing of such items.
     20.2 Removal of Certain Alterations, Fixtures and Equipment Prohibited. All Alterations, fixtures (whether or not trade fixtures), machinery, equipment, signs and other items of personal property that Landlord has not required Tenant to remove under Section 20.1 shall become Landlord’s property and shall be surrendered to Landlord with the Premises, regardless of who paid for the same. In particular and without limiting the foregoing, Tenant shall not remove any of the following materials or equipment without Landlord’s prior written consent, regardless of who paid for the same and regardless of whether the same are permanently attached to the Premises: power wiring and power panels; piping for industrial gasses or liquids; laboratory benches, sinks, cabinets and casework; fume hoods or specialized air-handling and evacuation systems; drains or other equipment for the handling of waste water or hazardous materials; computer, telephone and telecommunications wiring, panels and equipment; lighting and lighting fixtures; wall coverings; drapes, blinds and other window coverings; carpets and other floor coverings; heaters, air conditioners and other heating or air conditioning equipment; fencing; security gates and systems; and other building operating equipment and decorations.
     20.3 Surrender Plan. At least sixty (60) days prior to the expiration of the Term (or such earlier time that Tenant intends to remove any furnishings, fixtures or equipment from the Premises), Tenant shall provide to Landlord a detailed list and narrative description of its plan of surrender (“Surrender Plan”) that implements the terms of Sections 20.1 and 20.2, including a detailed listing and description of the items in the Premises that Tenant intends to remove. Landlord shall have the right to make reasonable objections to or modifications of such Surrender Plan, and Tenant shall satisfy Landlord’s objections at least thirty (30) days prior to the expiration of the Term (or any earlier date that Tenant intends to begin removing items). Tenant’s surrender of the Premises and removal and repair thereof shall follow in all respects the Surrender Plan, as the same may have been modified to satisfy Landlord, and on all of the other terms and conditions of this Lease. Landlord shall have the right to have a representative observe all aspects of Tenant’s vacation of the Premises to ensure compliance with this Lease and the Surrender Plan.
     20.4 Holding Over. Tenant shall vacate the Premises upon the expiration or earlier termination of this Lease, and Tenant shall indemnify, protect, hold harmless and defend Landlord against all liabilities, damages and expenses incurred by Landlord as a result of any delay by Tenant in vacating the Premises. If Tenant remains in possession of the Premises or any part thereof after the expiration of the Lease Term with Landlord’s written permission, Tenant’s occupancy shall be a tenancy from month-to-month only, and not a renewal or extension hereof. All provisions of this Lease (other than those relating to the term) shall apply to such month-to-month tenancy, except that the Minimum Monthly Rent shall be increased to 200% of the Minimum Monthly Rent in effect during the last month of the Lease Term. No acceptance of rent, negotiation of rent checks or other act or omission of Landlord or its agents shall extend the Expiration Date of this Lease other than a writing executed by Landlord giving Tenant permission to remain in occupancy beyond the Expiration Date under the terms of the immediately preceding sentence.
21. DEFAULT BY TENANT.
     The occurrence of any of the following shall constitute an “Event of Default” under this Lease by Tenant:
          (a) Failure to pay when due the rent or any other monetary sums required hereunder, if such failure continues for five (5) days after written notice by Landlord to Tenant. Landlord’s notice described herein is intended to satisfy, and is not in addition to, any and all legal notices required prior to commencement of an unlawful detainer action, including without limitation the notice requirements of California Code of Civil Procedure Sections 1161 et seq.
          (b) Failure to perform any other agreement or obligation of Tenant hereunder, if such failure continues for thirty (30) days after written notice by Landlord to Tenant, except as to those Events of Default that are noncurable, in which case no such grace period shall apply. Landlord’s notice described herein is intended to satisfy, and is not in addition to, any and all legal notices required prior to commencement of an unlawful detainer action, including without limitation the notice requirements of California Code of Civil Procedure Sections 1161 et seq.
          (c) Abandonment or vacation of the Premises by Tenant, or failure to occupy the Premises for a period of ten (10) consecutive days.
          (d) If any of the following occurs: (i) a petition is filed for an order of relief under the federal Bankruptcy Code or for an order or decree of insolvency or reorganization or rearrangement under any state or federal law, and such petition is not dismissed within thirty (30) days after the filing thereof; (ii) Tenant makes a general assignment for the benefit of creditors; (iii) a receiver or trustee is appointed to take possession of any substantial part of Tenant’s assets, unless such appointment is vacated within thirty (30) days after the date thereof; (iv) Tenant consents to or suffers an attachment, execution or other judicial seizure of any substantial part of its assets or its interest under this Lease, unless such process is released or satisfied within thirty (30) days after the occurrence thereof; or (v) Tenant’s net worth, determined in accordance with generally accepted accounting principles consistently applied, decreases, at any time during the Lease Term, below Five Million Dollars ($5,000,000) in shareholder’s equity. If a court of competent jurisdiction determines that any of the foregoing events is not a default under this Lease, and a trustee is appointed to take possession (or if Tenant remains a debtor in possession), and such trustee or Tenant transfers Tenant’s interest hereunder, then Landlord shall receive, as Additional Rent, the difference between the rent (or other consideration) paid in connection with such transfer and the rent payable by Tenant hereunder. Any assignee pursuant to the provisions of any bankruptcy law shall be deemed without further act to have assumed all of the obligations of the Tenant hereunder arising on or after the date of such assignment. Any such assignee shall, upon demand, execute and deliver to Landlord an instrument confirming such assumption.
          (e) The occurrence of any other event that is deemed to be an Event of Default under any other provision of this Lease.
22. REMEDIES.
     Upon the occurrence of any Event of Default by Tenant, Landlord shall have the following remedies, each of which shall be cumulative and in addition to any other remedies now or hereafter available at law or in equity:
     22.1 Termination of Lease. Landlord can terminate this Lease and Tenant’s right to possession of the Premises by giving written notice of termination, and then re-enter the Premises and take possession thereof. No act by Landlord other than giving written notice to Tenant of such termination shall terminate this Lease. Upon termination, Landlord has the right to recover all damages incurred by Landlord as a result of Tenant’s default, including:
          (a) The worth at the time of award of any unpaid rent that had been earned at the time of such termination; plus
          (b) The worth at the time of award of the amount by which the unpaid rent that would have been earned after the date of termination until the time of award exceeds the amount of the loss of rent that Tenant proves could have been reasonably avoided; plus
          (c) The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus
          (d) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s default, including, but not limited to (i) expenses for cleaning, repairing or restoring the Premises, (ii) expenses for altering, remodeling or otherwise improving the Premises for the purpose of reletting, (iii) brokers’ fees and commissions, advertising costs and other expenses of reletting the Premises, (iv) costs of carrying the Premises, such as taxes, insurance premiums, utilities and security precautions, (v) expenses in retaking possession of the Premises, (vi) attorneys’ fees and costs, (vii) any unearned brokerage commissions paid in connection with this Lease, and (viii) reimbursement of any previously waived or abated Minimum Monthly Rent and/or Additional Rent; plus
          (e) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time under applicable law. As used in paragraphs (a) and (b) above, the “worth at the time of award” shall be computed by allowing interest at the maximum permissible legal rate. As used in paragraph (c) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).
     22.2 Continuation of Lease. Landlord has the remedy described in California Civil Code Section 1951.4 (Landlord may continue the Lease in effect after Tenant’s breach and abandonment and recover rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations), as follows:
          (a) Landlord can continue this Lease in full force and effect without terminating Tenant’s right of possession, and Landlord shall have the right to collect rent and other monetary charges when due and to enforce all other obligations of Tenant hereunder. Landlord shall have the right to enter the Premises to do acts of maintenance and preservation of the Premises, to make alterations and repairs in order to relet the Premises, and/or to undertake other efforts to relet the Premises. Landlord may also remove personal property from the Premises and store the same in a public warehouse at Tenant’s expense and risk. No act by Landlord permitted under this paragraph shall terminate this Lease unless a written notice of termination is given by Landlord to Tenant or unless the termination is decreed by a court of competent jurisdiction.
          (b) In furtherance of the remedy set forth in this Section, Landlord may relet the Premises or any part thereof for Tenant’s account, for such term (which may extend beyond the Lease Term), at such rent, and on such other terms and conditions as Landlord may deem advisable in its sole discretion Tenant shall be liable immediately to Landlord for all costs Landlord incurs in reletting the Premises. Any rents received by Landlord from such reletting shall be applied to the payment of: (i) any indebtedness other than rent due hereunder from Tenant to Landlord, (ii) the costs of such reletting, including brokerage and reasonable attorneys’ fees and costs, and the cost of any alterations and repairs to the Premises, and (iii) the payment of rent due and unpaid hereunder, including any previously waived or abated rent. Any remainder shall be held by Landlord and applied in payment of future amounts as the same become due and payable hereunder. In no event shall Tenant be entitled to any excess rent received by Landlord after an Event of Default by Tenant and the exercise of Landlord’s remedies hereunder. If the rent from such reletting during any month is less than the rent payable hereunder, Tenant shall pay such deficiency to Landlord upon demand.
          (c) Landlord shall not, by any re-entry or other act, be deemed to have accepted any surrender by Tenant of the Premises or Tenant’s interest therein, or be deemed to have terminated this Lease or Tenant’s right to possession of the Premises or the liability of Tenant to pay rent accruing thereafter or Tenant’s liability for damages under any of the provisions hereof, unless Landlord shall have given Tenant notice in writing that it has so elected to terminate this Lease.
          (d) Tenant acknowledges and agrees that the restrictions on the Transfer of the Lease set forth in Article 18 of this Lease constitute reasonable restrictions on such transfer for purposes of this Section and California Civil Code Section 1951.4.
     22.3 Performance By Landlord. If Tenant fails to pay any sum of money or perform any other act to be performed by Tenant hereunder, and such failure continues for fifteen (15) days after notice by Landlord, Landlord shall have the right (but not the obligation) to make such payment or perform such other act without waiving or releasing Tenant from its obligations. All sums so paid by Landlord and all necessary incidental costs, together with interest thereon at the rate specified in Section 22.4, shall be payable to Landlord on demand. Landlord shall have the same rights and remedies in the event of nonpayment by Tenant as in the case of default by Tenant in the payment of the rent.

     22.4 Late Charge; Interest on Overdue Payments. The parties acknowledge that late payment by Tenant of Minimum Monthly Rent or any Additional Rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult and impractical to determine, including, but not limited to, processing and accounting charges, administrative expenses, and additional interest expenses or late charges that Landlord maybe required to pay as a result of late payment on Landlord’s obligations. Therefore, if any installment of Minimum Monthly Rent or Additional Rent is not received by Landlord on the due date, and without regard to whether Landlord gives Tenant notice of such failure or exercises any of its remedies upon an Event of Default, Tenant shall pay a late charge equal to the greater of five percent (5%) of the overdue amount or One Hundred Dollars ($100), as Additional Rent hereunder. The parties hereby agree that such late charge represents a fair and reasonable estimate of the damages Landlord will incur by reason of late payment by Tenant. In addition, any amount due from Tenant that is not paid when due shall bear interest at a rate equal to two percent (2%) over the then current Bank of America prime or reference rate or ten percent (10%) per annum, whichever is greater, but not in excess of the maximum permissible legal rate, from the date such payment is due until the date paid by Tenant. Landlord’s acceptance of any interest or late charge shall not constitute a waiver of Tenant’s default or prevent Landlord from exercising any other rights or remedies available to Landlord.
     22.5 Landlord’s Right to Require Advance Payment of Rent; Cashier’s Checks. If Tenant is late in paying any component of rent more than three (3) times during the Lease Term, Landlord shall have the right, upon notice to Tenant, to require that all rent be paid three (3) months in advance. Additionally, if any of Tenant’s checks are returned for nonsufficient funds, or if Landlord at any time serves upon Tenant a Three Day Notice to Pay Rent or Quit (pursuant to California Civil Code Sections 1161 et seq. or any successor or similar unlawful detainer statutes), Landlord may, at its option, require that all future rent (including any sums demanded in any subsequent three (3) day notice) be paid exclusively by money order or cashier’s check.
23. DEFAULT BY LANDLORD.
     23.1 Notice to Landlord. Landlord shall not be in default under this Lease unless Landlord fails to perform an obligation required of Landlord within a reasonable time, but in no event later than thirty (30) days after written notice by Tenant to Landlord and to each Mortgagee as provided in Section 23.2, specifying the nature of the alleged default; provided, however, that if the nature of the obligation is such that more than thirty (30) business days are required for performance, then Landlord shall not be in default if Landlord commences performance within such 30-day period and thereafter diligently prosecutes the same to completion.
     23.2 Notice to Mortgagees. Tenant agrees to give each mortgagee or trust deed holder on the Premises or the Center (“Mortgagee”), by registered mail, a copy of any notice of default served upon Landlord, provided that Tenant has been previously notified in writing of the address of such Mortgagee. Tenant further agrees that if Landlord fails to cure such default within the time provided for in this Lease, then the Mortgagees shall have an additional thirty (30) days within which to cure such default, or if such default cannot reasonably be cured within that time, then such additional time as may be necessary if, within said 30-day period, any Mortgagee has commenced and is diligently pursuing the remedies necessary to cure the default (including but not limited to commencement of foreclosure proceedings if necessary to affect such cure), in which event this Lease shall not be terminated while such remedies are being so diligently pursued.

     23.3 Limitations on Remedies Against Landlord. In the event Tenant has any claim or cause of action against Landlord: (a) Tenant’s sole and exclusive remedy shall be against Landlord’s interest in the building(s) of which the Premises are a part, and neither Landlord nor any partner of Landlord nor any other property of Landlord shall be liable for any deficiency, (b) no partner of Landlord shall be sued or named as a party in any suit or action (except as may be necessary to secure jurisdiction over Landlord), (c) no service of process shall be made against any partner of Landlord (except as may be necessary to secure jurisdiction over the partnership), and no such partner shall be required to answer or otherwise plead to any service of process, (d) no judgment shall be taken against any partner of Landlord and any judgment taken against any partner of Landlord may be vacated and set aside at anytime, and (e) no writ of execution will ever be levied against the assets of any partner of Landlord. The covenants and agreements set forth in this Section shall be enforceable by Landlord and/or by any partner of Landlord. If Landlord fails to give any consent that a court later holds Landlord was required to give under the terms of this Lease, Tenant shall be entitled solely to specific performance and such other remedies as may be specifically reserved to Tenant under this Lease, but in no event shall Landlord be responsible for monetary damages (including incidental and consequential damages) for such failure to give consent.
24. GENERAL PROVISIONS.
     24.1 Action or Defense by Tenant. Any claim, demand or right of defense of any kind by Tenant that is based upon or arises in any connection with the Lease or negotiations prior to its execution shall be barred unless Tenant commences an action thereon or initiates a legal proceeding or defense by reason thereof within six (6) months after the date of the occurrence of the event, act or omission to which the claim, demand or right of defense relates. Tenant acknowledges and understands that, after having had an opportunity to consult with legal counsel, the purpose of this paragraph is to shorten the time period within which Tenant would otherwise have to raise such claims, demands or rights of defense.
     24.2 Arbitration and Mediation; Waiver of Jury Trial. Except as provided in this Section, if any dispute ensues between Landlord and Tenant arising out of or concerning this Lease, and if said dispute cannot be settled through direct discussions between the parties, the parties shall first to attempt to settle the dispute through mediation before a mutually acceptable mediator. The cost of mediation shall be divided equally between the parties. Thereafter, any remaining, unresolved disputes or claims shall be resolved by binding arbitration in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator maybe entered in any court of competent jurisdiction. The prevailing party in any such arbitration shall be entitled to recover reasonable costs and attorneys’ fees and costs as determined by the arbitrator; provided, however, that the foregoing provisions regarding mediation and arbitration shall not apply to (a) any issue or claim that might properly be adjudicated in an unlawful detainer proceeding, or (b) to any issue or claim that Landlord elects not to have resolved through arbitration and with respect to which Landlord commences an action in law or equity to determine the same. Without limiting the foregoing, Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim (including any claim of injury or damage and any emergency and other statutory remedy in respect thereof) brought by either against the other on any matter arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, or Tenant’s use or occupancy of the Premises.
     24.3 Attorneys’ Fees. If either party brings any legal action or proceeding, declaratory or otherwise, arising out of this Lease, including any suit by Landlord to recover rent or possession of the Premises or to otherwise enforce this Lease, the losing party shall pay the prevailing party’s costs and attorneys’ fees and costs incurred in such proceeding. If Landlord issues notice(s) to pay rent, notice(s) to perform covenant, notice(s) of abandonment, or comparable documents as a result of Tenant’s default under this Lease, and if Tenant cures such default, Tenant shall pay to Landlord the reasonable costs incurred by Landlord, including Landlord’s reasonable attorneys’ fees and costs, of preparation and delivery of same.
     24.4 Authority of Tenant. Tenant represents and warrants that it has full power and authority to execute and fully perform its obligations under this Lease pursuant to its governing instruments, without the need for any further action, and that the person(s) executing this Agreement on behalf of Tenant are the duly designated agents of Tenant and are authorized to do so. Prior to execution of this Lease, Tenant shall supply Landlord with such evidence as Landlord may request regarding the authority of Tenant to enter into this Lease. Any actual or constructive taking of possession of the Premises by Tenant shall constitute a ratification of this Lease by Tenant.
     24.5 Binding Effect. Subject to the provision of Article 18 restricting transfers by Tenant and subject to Section 24.27 regarding transfer of Landlord’s interest, all of the provisions of this Lease shall bind and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.
     24.6 Brokers. Tenant warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this transaction, and it knows of no real estate broker or agent who is entitled to a commission in connection with this transaction. Tenant agrees to indemnify, protect, hold harmless and defend Landlord from and against any obligation or liability to pay any commission or compensation to any other party arising from the act or agreement of Tenant. Tenant acknowledges that certain partners, affiliates or members of Landlord, or their respective officers, directors, shareholders or employees, may hold real estate sales person or broker licenses, and additionally may be employees of Asset Management Group and as such may have negotiated, or may have a financial interest in, this transaction.
     24.7 Construction. The headings and captions used in this Lease are for convenience only and are not a part of the terms and provisions of this Lease. In any provision relating to the conduct, acts or omissions of Tenant, the term “Tenant” shall include Tenant, its subtenants and assigns and their respective agents, employees, contractors, and invitees, and any others using the Premises with Tenant’s express or implied permission. Any use in this Lease, or in any addendum, amendment or other document related hereto, of the terms “lessor” or “lessee” to refer to a party to this Lease shall be deemed to be references to Landlord and Tenant, respectively.
     24.8 Counterparts. This Lease may be executed in multiple copies, each of which shall be deemed an original, but all of which shall constitute one Lease binding on all parties after all parties have signed such a counterpart.
     24.9 Covenants and Conditions. Each provision to be performed by Tenant shall be deemed to be both a covenant and a condition.
     24.10 Entire Agreement. This Lease, together with any and all exhibits, schedules and addenda attached or referred to herein, constitutes the entire agreement between the parties with respect to the subject matter hereof. There are no oral or written agreements or representations between the parties hereto affecting this Lease, and this Lease supersedes, cancels, merges any and all previous verbal or written negotiations, arrangements, representations, brochures, displays, models, photographs, renderings, floorplans, elevations, projections, estimates, agreements and understandings if any, made by or between

Landlord and Tenant and their agents, with respect to the subject matter, and none thereof shall be used to interpret, construe, supplement or contradict this Lease. This Lease and all amendments thereto is and shall be considered to be the only agreement between the parties hereto and their representatives and agents. There are no other representations or warranties between the parties, and all reliance with respect to representations is solely based upon the representations and agreements contained in this Lease.
     24.11 Exhibits. All exhibits, schedules and addenda attached or referred to herein are hereby incorporated herein by reference.
     24.12 Financial Statements. Within ten (10) days after written request from Landlord, Tenant shall deliver to Landlord such financial statements as are reasonably requested by Landlord to verify the net worth of Tenant, or any assignee, subtenant, or guarantor of Tenant. In addition, Tenant shall deliver to any proposed or actual lender or purchaser of the Premises designated by Landlord any financial statements required by such party to facilitate the sale, financing or refinancing of the Premises, including the past three (3) years’ financial statements. Tenant represents and warrants to Landlord that each such financial statement is a true and accurate statement as of the date of such statement. Landlord shall take reasonable precautions to protect the confidentiality of such financial statements. Tenant hereby irrevocably authorizes Landlord to conduct credit checks and other investigations into Tenant’s financial affairs.
     24.13 Force Majeure. If Landlord is delayed in performing any of its obligations hereunder due to strikes, labor problems, inability to procure utilities, materials, equipment or transportation, governmental regulations, weather conditions, riots, insurrection, or war, or other events beyond Landlord’s control, then the time for performance of such obligation shall be extended to the extent reasonably necessary as a result of such event.
     24.14 Governing Law. This Lease shall be governed, construed and enforced in accordance with the laws of the State of California.
     24.15 Joint and Several Liability. If more than one person or entity executes this Lease as Tenant, each of them is jointly and severally liable for all of the obligations of Tenant hereunder.
     24.16 Modification. The provisions of this Lease may not be modified or amended, except by a written instrument signed by all parties.
     24.17 Modification for Lender. If, in connection with obtaining financing or refinancing for the Premises or the Center, Landlord’s lender requests reasonable modifications to this Lease, Tenant will not unreasonably withhold or delay its consent thereto, provided that such modifications do not increase the obligations of Tenant hereunder or materially and adversely affect Tenant’s rights hereunder.
     24.18 Nondiscrimination. Tenant for itself and its officers, directors, shareholders, partners, members, principals, employees, agents, representatives, and other related entities and individuals, and their respective successors and assigns, agrees to comply fully with any and all laws and other requirements prohibiting discrimination against any person or group of persons on account of race, color, religion, creed, sex, marital status, sexual orientation, national origin, ancestry, age, physical handicap or medical condition, in the use occupancy or patronage of the Premises and/or of Tenant’s business. Tenant shall indemnify, protect, hold harmless and defend Landlord and Landlord’s officers, directors, shareholders, partners, members, principals, employees, agents, representatives, and other related entities and individuals, and their respective successors and assigns, from and against all damage and liability incurred by Landlord in the event of any violation of the foregoing covenant or because of any event of or practice of discrimination against any such persons or group of persons by Tenant or its officers, directors, shareholders, partners, members, principals, employees, agents, representatives, and other related entities and individuals, and their respective successors and assigns, in accordance with the indemnification provisions of Article 13.
     24.19 Notice. Any and all notices to either party shall be personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the party to be notified at the address specified in Section 1.1, or at such other address as such party may from time to time designate in writing. Notice shall be deemed delivered on the date of personal delivery or three (3) business days after deposit in the U.S. Mail, certified, return receipt requested. Provided, however, that any notice to Tenant required pursuant to the terms of California Code of Civil Procedure Sections 1161 et seq. may be given in the manner provided in such sections.
     24.20 Partial Invalidity. If any provision of this Lease is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Lease shall not be affected thereby. Each provision shall be valid and enforceable to the fullest extent permitted by law.
     24.21 Quiet Enjoyment. Landlord agrees that Tenant, upon paying the rent and performing the terms, covenants and conditions of this Lease, may quietly have, hold and enjoy the Premises from and after Landlord’s delivery of the Premises to Tenant and until the end of the Lease Term; subject, however, to the lien and provisions of any mortgage or deed of trust to which this Lease is or becomes subordinate.
     24.22 Recording. Tenant shall not record this Lease or any memorandum hereof without Landlord’s prior written consent.
     24.23 Relationship of the Parties. Nothing contained in this Lease shall be deemed or construed as creating a partnership, joint venture, principal-agent, or employer-employee relationship between Landlord and any other person or entity (including, without limitation, Tenant) or as causing Landlord to be responsible in any way for the debts or obligations of such other person or entity.
     24.24 Relocation of Tenant. In the event Landlord requires the Premises, or a portion thereof, for use in conjunction with other premises or for other reasons related to the planning program for the Center, Landlord, upon delivering written notice to Tenant (the “Relocation Notice”), shall have the right to relocate all or a portion of Tenant’s occupancy to other space in the Center, at Landlord’s sole cost and expense, and the terms and conditions of the original Lease shall remain in full force and effect, except that the Premises will be in a new location. However, if the new space does not meet with Tenant’s reasonable approval, Tenant shall have the right to terminate this Lease upon delivering notice to Landlord within fifteen (15) days after Tenant’s receipt of the Relocation Notice. If Tenant elects to terminate the Lease pursuant to this Section, the termination shall be effective on the effective date of the proposed relocation of Tenant as indicated in the Relocation Notice.
     24.25 Rights of Redemption Waived. Tenant hereby expressly waives any and all rights of redemption under any present or future laws in the event Tenant is evicted or dispossessed for any cause, or in the event Landlord obtains possession of the Premises by reason of Tenant’s violation of any of the covenants and conditions of this Lease or otherwise.
     24.26 Time of the Essence. Time is of the essence of each and every provision of this Lease.
     24.27 Transfer of Landlord’s Interest. In the event of a sale, assignment, exchange or other disposition of Landlord’s interest in the Premises, other than a transfer for security purposes only, Landlord shall be relieved of all obligations and liabilities accruing hereunder after the effective date of said sale, assignment, exchange or other disposition, provided that any Security Deposit or other funds then held by Landlord in which Tenant has an interest are delivered to Landlord’s successor. The obligations to be performed by Landlord hereunder shall be binding on Landlord’s successors and assigns only during their respective periods of ownership.
     24.28 Waiver. No provision of this Lease or the breach thereof shall be deemed waived, except by written consent of the party against whom the waiver is claimed. A waiver of any such breach shall not be deemed a waiver of any preceding or succeeding breach of the same or any other provision. No delay or omission by Landlord in exercising any of its remedies shall impair or be construed as a waiver thereof, unless such waiver is expressly set forth in a writing signed by Landlord. The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant, other than the failure of Tenant to pay the particular rental so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent.
THE SUBMISSION OF THIS LEASE FOR EXAMINATION AND/OR SIGNATURE BY TENANT IS NOT A COMMITMENT BY LANDLORD OR ITS AGENTS TO RESERVE THE PREMISES OR TO LEASE THE PREMISES TO TENANT. THIS LEASE SHALL BECOME EFFECTIVE AND LEGALLY BINDING ONLY UPON FULL EXECUTION AND DELIVERY BY BOTH LANDLORD AND TENANT. UNTIL LANDLORD DELIVERS A FULLY EXECUTED COUNTERPART HEREOF TO TENANT, LANDLORD HAS THE RIGHT TO OFFER AND TO LEASE THE PREMISES TO ANY OTHER PERSON TO THE EXCLUSION OF TENANT.
EXECUTED, by Landlord and Tenant as of the date first written above.

LANDLORD:			TENANT:

SORRENTO PLAZA,			AVANIR PHARMACEUTICALS,
a California limited partnership			a California corporation

By:	COLLINS DEVELOPMENT COMPANY,		By:	/s/ Gerald J. Yakatan

	a California corporation, General Partner		Print Name: GERALD J. YAKATAN
Title: President / CEO

	By:	/s/ Robert F. Petersen	By:	/s/ Gregory P. Hanson

	Print Name: ROBERT F. PETERSEN		Print Name: GREGORY P. HANSON
	Title: S.V. P.		Title: VP / CFO

EXHIBIT “B”
RULES AND REGULATIONS
The following Rules and Regulations shall apply to the Center. Tenant agrees to comply with the same and to require its agents, employees, contractors, customers and invitees to comply with the same. Landlord shall have the right from time to time to amend or supplement these Rules and Regulations, and Tenant agrees to comply, and to require its agents, employees, contractors, customers and invitees to comply, with such amended or supplemented Rules and Regulations, provided that (a) notice of such amended or supplemental Rules and Regulations is given to Tenant, and (b) such amended or supplemental Rules and Regulations apply uniformly to all tenants of the Center. If Tenant or its subtenants, employees, agents, or invitees violate any of these Rules and Regulations, resulting in any damage to the Center or increased costs of maintenance of the Center, or causing Landlord to incur expenses to enforce the Rules and Regulations, Tenant shall pay all such costs to Landlord as Additional Rent. In the event of any conflict between the Lease and these or any amended or supplemental Rules and Regulations, the provisions of the Lease shall control.
1.	Tenant shall be responsible at its sole cost for the removal of all of Tenant’s refuse or rubbish. All garbage and refuse shall be disposed of outside of the Premises, shall be placed in the kind of container specified by Landlord, and shall be prepared for collection in the manner and at the times and places specified by Landlord. If Landlord provides or designates a service for picking up refuse and garbage, Tenant shall use the same at Tenant’s sole cost. Tenant shall not burn any trash or garbage of any kind in or about the Premises. If Landlord supplies janitorial services to the Premises, Tenant shall not, without Landlord’s prior written consent, employ any person or persons other than Landlord’s janitorial service to clean the Premises.
2.	No aerial, satellite dish, transceiver, or other electronic communication equipment shall be erected on the roof or exterior walls of the Premises, or in any other part of the Center, without Landlord’s prior written consent. Any aerial, satellite dish, transceiver, or other electronic communication equipment so installed without Landlord’s prior written consent shall be subject to removal by Landlord without notice at any time and without liability to Landlord.
3.	No loudspeakers, televisions, phonographs, radios, or other devices shall be used in a manner so as to be heard or seen outside of the Premises without Landlord’s prior written consent. Tenant shall conduct its business in a quiet and orderly manner so as not to create unnecessary or unreasonable noise. Tenant shall not cause or permit any obnoxious or foul odors that disturb the public or other occupants of the Center. If Tenant operates any machinery or mechanical equipment that causes noise or vibration that is transmitted to the structure of the building(s) of which the Premises are a part, or to other parts of the Center, to such a degree as to be objectionable to Landlord or to any other occupant of the Center, Tenant shall install and maintain, at Tenant’s expense, such vibration eliminators or other devices sufficient to eliminate the objectionable noise or vibration.
4.	Tenant shall keep the outside areas immediately adjoining the Premises clean and free from dirt, rubbish, pallets and other debris to the satisfaction of Landlord. If Tenant fails to cause such outside areas to be maintained as required within twelve (12) hours after verbal notice that the same do not so comply, Tenant shall pay a fee equal to the greater of Fifty Dollars ($50,00) or the costs incurred by Landlord to clean up such outside areas.
5.	Tenant shall not store any merchandise, inventory, equipment, supplies, finished or semi-finished products, raw materials, or other articles of any nature outside the Premises (or the building constructed thereon if the Premises includes any outside areas) without Landlord’s prior written consent.
6.	Tenant and Tenant’s subtenants, employees, agents, or invitees shall park only the number of cars allowed under the Lease and only in those portions of the parking area designated for that purpose by Landlord. Upon request by Landlord, Tenant shall provide the license plate numbers of the cars of Tenant and Tenant’s employees in order to facilitate enforcement of this regulation. Tenant and Tenant’s employees shall not store vehicles or equipment in the parking areas, or park in such a manner as to block any of the accessways serving the Center and its occupants.
7.	The Premises shall not be used for lodging, sleeping, cooking (other than microwave or toaster oven), or for any immoral or illegal purposes, or for any purpose that will damage the Premises or the reputation thereof. Landlord reserves the right to expel from the Building any person who is intoxicated or under the influence of liquor or drugs or who shall act in violation of any of these Rules and Regulations. Tenant shall not conduct or permit any sale by auction on the Premises without the prior written consent of the Landlord. No video, pinball, or similar electronic game machines of any description shall be installed, maintained or operated upon the Premises without the prior written consent of Landlord.
8.	Neither Tenant nor Tenant’s employees or agents shall disturb, solicit, or canvas any occupant of the Center, and Tenant shall take reasonable steps to discourage others from doing the same.
9.	Except as otherwise permitted in the Lease, Tenant shall not keep in, or allow to be brought into, the Premises or Building any pet, bird or other animal, other than (i) “seeing-eye” dogs or other animals under the control of and specifically assisting any disabled person, or (ii) animals used in the life science research activities of Tenant, but only to the extent necessary for such activities.
10.	The plumbing facilities shall not be used for any other purpose than that for which they are constructed, and no foreign substance of any kind shall be disposed of therein. The expense of any breakage, stoppage, or damage resulting from a violation of this provision shall be borne by Tenant. Tenant shall not waste or use any excessive or unusual amount of water.
11.	Tenant shall use, at Tenant’s cost, such pest extermination contractor as Landlord may direct and at such intervals as Landlord may require.

12.	Tenant will protect the carpeting from undue wear by providing carpet protectors under chairs with casters, and by providing protective covering in carpeted areas where spillage or excessive wear may occur.
13.	Tenant shall be responsible for repair of any damage caused by the moving of freight, furniture or other objects into, within, or out of the Premises or the Center. No heavy objects (such as safes, furniture, equipment, freight, etc.) shall be placed upon any floor without Landlord’s prior written approval as to the adequacy of the allowable floor loading at the point where the objects are intended to be moved or stored. Landlord may specify the time of moving to minimize any inconvenience to other occupants of the Center. If the building(s) of which the Premises are a part is equipped with a freight elevator, all deliveries to and from the Premises shall be made using the freight elevator during the time periods specified by Landlord, subject to such reasonable scheduling as Landlord in its discretion shall deem appropriate.
14.	Without Landlord’s prior written consent, no drapes or sunscreens of any nature shall be installed in the Premises and the sash doors, sashes, windows, glass doors, lights and skylights that reflect or admit light into the building shall not be covered or obstructed. Landlord shall have the right to specify the type of window coverings that may be installed, at Tenant’s expense. Tenant shall not mark, drive nails, screw or drill into, paint, or in any way deface any surface or part of the building. Notwithstanding the foregoing, Tenant may hang pictures, blackboards, or similar objects, provided Tenant repairs and repaints any nail or screw holes, and otherwise returns the premises to the condition required under the Lease and the expiration or earlier termination of the Lease Term. The expense of repairing any breakage, stoppage, or damage resulting from a violation of this rule shall be borne by Tenant.
15.	No electrical wiring, electrical apparatus, or additional electrical outlets shall be installed in the Premises without Landlord’s prior written approval. Any such installation not so approved by Landlord may be removed by Landlord at Tenant’s expense. Tenant may not alter any existing electrical outlets or overburden them beyond their designed capacity. Landlord reserves the right to enter the Premises, with reasonable notice to Tenant, for the purpose of installing additional electrical wiring and other utilities for the benefit of Tenant or adjoining tenants. Landlord will direct electricians as to where and how telephone and affixed wires are to be installed in the Premises. The location of telephones, call boxes, and other equipment affixed to the Premises shall be subject to the prior written approval of Landlord.
16.	If Tenant’s use of the Premises involves the sale and/or preparation of food, Tenant shall at all times maintain a health department rating of “A” (or such other highest health department or similar rating as is available). Any failure by Tenant to maintain such “A” rating twice in any twelve (12) month period shall, at the election of Landlord, constitute a noncurable Event of Default under the Lease.
17.	Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

18.	Tenant assumes any and all responsibility for protecting its Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed.
19.	If Tenant occupies any air-conditioned space, Tenant shall keep entry doors opening onto corridors, lobby or courtyard closed at all times. All truck and loading doors shall be closed at all times when not in use.
20.	Tenant shall not paint any floor of the Premises without Landlord’s prior written consent. Prior to surrendering the Premises upon expiration or termination of the Lease, Tenant shall remove any paint or sealer therefrom (whether or not previously permitted by Landlord) and restore the floor to its original condition as of the Commencement Date, reasonable wear and tear excepted. Tenant shall not affix any floor covering to the floor of the Premises in any manner except as approved by Landlord.

Tenant’s Initials

EXHIBIT A

EXHIBIT “D”
TENANT IMPROVEMENTS
          This Exhibit sets forth terms and provisions related to the construction of the initial Tenant Improvements in the Premises. In general, Landlord shall be responsible for constructing such Tenant Improvements, and paying for the same up to the amount of the Tenant Improvement Allowance. Tenant is to be responsible for the cost of the Tenant Improvements that exceed the Tenant Improvement Allowance.
          1. Definitions. The following terms shall have the following meanings in the Exhibit. Unless otherwise defined herein, capitalized terms used in this Exhibit shall have the same meanings ascribed to them in the Lease.
     (a) “Tenant Improvement Allowance” is the amount that Landlord will pay for the construction of the Tenant Improvements and for related design, permitting, supervision and other “soft” costs. The amount of the Tenant Improvements is Two Million Seven Thousand Seven Hundred Fifty Dollars ($2,007,750) (subject to adjustment pursuant to Section 2.2).
     (b) “Budget” shall mean the budget of construction, design, approval and related costs for the construction of the Tenant Improvements.
     (c) “Construction Documents” are the plans, specifications, agreements, construction schedule and other descriptions of the Tenant Improvements, as approved pursuant to Section 2 below. The Construction Documents shall provide for corridors, lobbies, bathrooms, mechanical and electrical systems, and fire exits which are designed for Tenant’s use during the Term of this Lease, but that are also designed to accommodate multi-tenant configurations in the building(s) of which the Premises are a part (including, without limitation separate metering for utilities), elevators, and mechanical, plumbing and electrical equipment.
     (d) “Tenant Deposit” is the amount by which the estimated cost to complete the Tenant Improvements exceeds the Tenant Improvement Allowance. Tenant shall deposit the Tenant Deposit with Landlord in cash prior to the commencement of construction. If and to the extent that the estimated cost to complete the Tenant Improvements changes, the amount of the Tenant Deposit shall be appropriately adjusted.
     (e) “Tenant Delay” shall include any delay in the Substantial Completion of the Tenant Improvements attributable to, without limitation, any of the following: (i) the wrongful or negligent acts or failures to act, of Tenant or its agents or employees; (ii) any Change Order, (iii) Tenant’s failure to timely submit any items required hereunder or any mutually-agreed schedule, including, without limitation, information, authorizations or approvals, or deposit of additional Tenant Deposit moneys; (iv) the time needed by

Landlord to review, approve and construct Change Orders; and (v) Tenant’s failure to comply with any other provision of this Lease.
     (f) “Substantial Completion” of the Tenant Improvements means the completion of the improvements suitable for Tenant’s use thereof and issuance by the City of San Diego of a certificate of occupancy, final building inspection report or similar approval, subject only to minor clean-up or punch list items. The punch list items shall be completed within 30 days after the substantial completion of the improvements.
          2. Production and Approval of Construction Documents, Budget and Other Items. Promptly after the full execution and delivery of this Lease, Landlord shall prepare and provide to Tenant for Tenant’s reasonable approval the Construction Documents, the Budget, the approximate Usable Area of file Premises and the consequent exact amount of the Tenant Improvement Allowance and Tenant’s Deposit. Upon approval of the such items, Landlord and Tenant shall execute a letter or other memorandum of such approval.
          3. Construction. Upon approval of the Construction Documents, Tenant shall diligently pursue the completion of the Tenant Improvements. Landlord shall, from time to time, at the request of Tenant, make progress payments to the contractors and subcontractors with respect to the Tenant Improvements utilizing both the Tenant Improvement Allowance and the Tenant Deposit. Landlord shall disburse the Tenant Improvement Allowance and the Tenant Deposit in proportion to the respective amounts thereof then remaining to be disbursed. Such progress payments shall be made only after satisfaction of the following:
          (a) Each progress payment shall be in accordance with the Construction Documents and within the Budget;
          (b) Each progress payment shall be subject to a ten percent (10%) holdback;
          (c) Landlord or Landlord’s architect or agent shall have confirmed that the construction for which the progress payment is requested has been fully completed; and
          (d) Landlord shall have received such proper lien releases, building permits, approvals, documentation and other matters reasonably required by Landlord for such progress payment.
Landlord shall also withhold the last ten percent (10%) of the Tenant Improvement Allowance and the Tenant Deposit until the lien-free expiration of the time for the filing of any mechanics’ liens claimed or which might be filed on account of any work ordered by Tenant as relates to the completion of the Tenant Improvements. In the event the cost of construction of the Tenant Improvements exceeds the available amount of the Tenant Improvement Allowance, Tenant shall be obligated to pay such excess cost.

          4. Change Orders. If Tenant requests or approves in writing any changes to the Construction Documents (each, a “Change Order”), Tenant shall simultaneously submit to Landlord a sufficiently detailed description of the requested changes or additions, and, if reasonably requested by Landlord, a set of working drawings for such requested changes or additions. Landlord shall not unreasonably withhold its consent to any such Change Order, provided that (i) such Change Order meets Landlord’s original criteria for approving the work originally set forth in the Construction Documents, (ii) in the Landlord’s good faith judgment, the requested changes or additions will not have an adverse effect on the value of the Premises for re-letting, and (iii) the Change Order does not materially affect the building(s) of which the Premises are a part’s structure or exterior appearance and does not result in the use of materials in the construction of the Tenant Improvements of a materially lesser quality than the materials approved by Landlord in connection with the Construction Documents. Landlord shall respond to any request for approval of any Change Order within three (3) business days, with the failure to respond to be deemed disapproval of such Change Order. If such Change Orders, as approved by Landlord, increase the cost of completing the Tenant Improvements, Tenant shall pay all such increased costs as part of its responsibility to pay for all costs of the Tenant Improvements that exceed the amount of the Tenant Improvement Allowance. Tenant shall be given credit for any change orders which, on a net basis, reduce the cost of completing the Tenant Improvements.
          5. Return of Tenant Deposit. Upon completion of the Tenant Improvements and acceptance of the same by Tenant, and upon the receipt by Landlord of final unconditional lien releases from all contractors, subcontractors and materialmen, any amounts remaining of the Tenant Deposit shall be returned to Tenant by Landlord. The Tenant Deposit shall not earn interest during the time it is on deposit with Landlord. Any amount Tenant owes with respect to the Tenant Improvements in excess of the Tenant Improvement Allowance and the Tenant Deposit shall be paid directly by Tenant, after taking into account any remaining balance of Tenant Deposit, the final cost of the Tenant Improvements, then Tenant shall pay the full amount of such shortfall to Landlord upon demand.
          6. Ownership of Tenant Improvements. All Tenant Improvements paid for by Landlord shall be deemed to be owned by Landlord.

EXHIBIT “E”
APPROVED FORM OF LETTER OF CREDIT
We hereby establish in your favor our irrevocable standby letter of credit number                     -which is available with [Approved Bank] by payment against presentation of the original of this letter of credit and your drafts at sight drawn on [Approved Bank], accompanied by the documents detailed below:
A letter signed by a purported authorized representative of the Beneficiary certifying that Beneficiary is entitled to draw on this Letter of Credit pursuant to that Standard Industrial Net Lease between BC Sorrento, LLC, a California limited liability company (“Beneficiary”), and Avanir Pharmaceuticals, a California corporation (“Avanir”) for the space located at 11404 and 11408 Sorrento Valley Road, San Diego, California 92121, as the same may be amended form time to time. This letter of credit is irrevocable.
Special conditions:
This letter of credit shall automatically renew without amendment for an additional one year period from the current or for any future expiration date, unless we shall notify you in writing by certified mail, return receipt requested or overnight courier at least 60 days prior to the then current expiration date that this letter of credit will not be renewed. Following such notification and prior to the expiration of this letter of credit, you may draw upon this letter of credit by presentation of the sight draft(s) mentioned above and Beneficiary signed statement certifying that Avanir has failed to provide substitute letter of credit in the same principal amount, or such reduced principal amount as may be permitted by Section 1 of the Lease, and on the same terms as this letter of credit from an issuer reasonably satisfactory to you.
This letter of credit is transferable. Transfer of this letter of credit is subject to our consent and our receipt of Beneficiary’s instructions in the form attached as Exhibit A, accompanied by the original letter of credit and amendment(s) if any. All cost or expenses of such transfer shall be for the account of the Beneficiary.
Partial draws are allowed under this letter of credit.
In no event will this letter of credit be extended beyond a full and final expiration date of December 31, 2008.

FIRST AMENDMENT TO STANDARD INDUSTRIAL NET LEASE
(Avanir — Sorrento Plaza)
          This FIRST AMENDMENT TO STANDARD INDUSTRIAL NET LEASE is executed as of August 1, 2002, by and between SORRENTO PLAZA, a California limited partnership (“Landlord”), and AVANIR PHARMACEUTICALS, a California corporation (“Tenant”), with reference to the following facts:
RECITALS
          A. Landlord and Tenant have heretofore entered into that certain Standard Industrial Net Lease dated May 20,2002 (the “Lease”), for the lease of premises located at 11404 and 11408 Sorrento Valley Road, San Diego, California 92121.
          B. Landlord and Tenant desire to amend the Lease on the terms and conditions set forth herein.
          C. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Lease.
AMENDMENT
          NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Lease is hereby amended as follows:
          1. Lease Term. The Lease Term (Section 1.4) is hereby revised to be Ten years and no months, beginning on the Commencement Date and ending on January 14, 2013 (the “Expiration Date”).
          2. Minimum Monthly Rent. The Minimum Monthly Rent (Section 1.5) is hereby revised to be the following amounts for the following periods:

Period	Minimum Monthly Rent
From the Commencement Date to and including 8/31/03	$66,925 per month
From 9/1/03 to and including 8/31/04	$69,267 per month
From 9/1/04 to and including 8/31/05	$72,038 per month

1

Period	Minimum Monthly Rent
From 9/1/05 to and including 8/31/06	$74,920 per month
From 9/1/06 to and including 8/31/07	$77,916 per month
From 9/1/07 to and including 8/31/08	$81,033 per month
From 9/1/08 to and including 8/31/09	$84,274 per month
From 9/1/09 to and including 8/31/10	$87,645 per month
From 9/1/10 to and including 8/31/11 .	$91,151 per month
From 9/1/11 to and including 1/14/13	$94,797 per month
          3. No Other Change. Except as otherwise expressly set forth in this Amendment, all of the terms and conditions of the Lease remain unchanged and in full force and effect.
          IN WITNESS WHEREOF, this First Amendment to Standard Industrial Net Lease is executed as of the date first above written.

LANDLORD:		TENANT:

SORRENTO PLAZA,		AVANIR PHARMACEUTICALS,
a California limited partnership		a California corporation

By:	COLLINS DEVELOPMENT COMPANY,	By:	/s/ Gregory P. Hanson

	a California corporation, General Partner	Print Name: Gregory P. Hanson
Title V. P. & C.F.O.

By:

Print Name:	By:	/s/ J. David Hansen

Title:	Print Name: J. David Hansen

Title: Vice President

By:

Print Name:

Title:

2

Minutes Of Special Meeting
Of The Board Of Directors Of
Avanir Pharmaceuticals
May 2, 2002
     A special meeting of the Board of Directors (the “Board”) of AVANIR Pharmaceuticals, a California corporation (the “Company”), was held telephonically on Thursday, May 2, 2002, at 4:00 p.m., Pacific time, pursuant to call and notice.
     The following directors were present and participated at the meeting:
Dennis J. Carlo, Ph.D.
Michael W. George
James B. Glavin
Charles Mathews
Kenneth E. Olson
Gerald J. Yakatan, Ph.D.
     Also present at the meeting were Gregory P. Hanson, Vice President of Finance, Chief Financial Officer and Secretary of the Company, and Alan Jacobs of Heller Ehrman White & McAuliffe, LLP, legal counsel to the Company.
     Absent from the meeting were Edward L. Hennessy, Jr., Susan Golding, and Harold F. Oberkfell.
     Mr. Glavin acted as Chairman at the meeting and Mr. Hanson acted as Secretary at the meeting. The Chairman confirmed that all participants could hear and be heard by the other participants at the meeting and then announced that a quorum was present and called the meeting to order.
Approval of Real Estate Lease
     The Chairman stated that the purpose of the meeting was to consider a proposed real estate lease (the “Lease”) between the Company and Asset Management Group for approximately 26,770 square feet of office space. Mr. Hanson explained that the Lease is for office space in the same business park where the Company’s current offices are located. Mr. Hanson then reviewed the material terms of the lease as set forth in the letter of intent attached hereto as Exhibit A, including, the base rental rate, the term of the lease, the tenant improvement allowance and the upfront costs to the Company.
     Mr. Hanson reviewed the Company’s projected space requirements for the next several years and then explained that the proposed rental rate under the Lease is less than the current average rental rates for office space in the nearby Torrey Pines and UTC areas of San Diego. Mr. Hanson then entertained questions from the directors regarding the proposed terms of the Lease.

     A discussion then ensued among the directors and, upon motion duly made, seconded and unanimously carried, the following resolutions were adopted:
RESOLVED, that the material terms of the Lease, in substantially the form presented to the Board and attached hereto as Exhibit A, be, and they hereby are, in all respects, approved and adopted, subject to such changes therein and additions thereto as the Chief Financial Officer, with the advice of counsel, shall approve, such approval to be conclusively evidenced by the execution of the Lease by such officer of the Company;
RESOLVED, FURTHER, that the Chief Financial Officer of the Company be, and he hereby is, authorized, empowered and directed, in the name and on behalf of the Company, to execute and deliver the Lease; and
RESOLVED, FURTHER, that the proper officers of the Company be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Company, to take such further action and to execute and deliver such further documents and instruments, as such officers, or any of them, in their sole discretion, shall deem necessary or advisable to carry out fully the intent and purposes of the preceding resolutions.
Other Business
     Mr. Hanson then updated the Board on the Company’s financial results of operations for the fiscal year to date and discussed certain financing plans for the remainder of fiscal year 2002.
     Dr. Yakatan next informed the Board about a lawsuit filed in San Francisco Superior Court by Intervention, Inc. against the Company, James E. Berg and GlaxoSmithKline. After presenting the allegations contained in the lawsuit, Dr. Yakatan entertained questions from the directors and a discussion ensued.
     There being no further business to come before the meeting, upon motion duly made, seconded and unanimously carried, the meeting was adjourned at 4:55 p.m., Pacific time.

/s/ Gregory P. Hanson

Gregory P. Hanson
Corporate Secretary

2

SECOND AMENDMENT TO STANDARD INDUSTRIAL NET LEASE
(Avanir — Sorrento Plaza)
          This SECOND AMENDMENT TO STANDARD INDUSTRIAL NET LEASE is executed as of April 2, 2003, by and between SORRENTO PLAZA, a California limited partnership (“Landlord”), and AVANIR PHARMACEUTICALS, a California corporation (“Tenant”), with reference to the following facts:
RECITALS
          A. Landlord and Tenant have heretofore entered into that certain Standard Industrial Net Lease dated May 20, 2002, as amended by the First Amendment to Standard Industrial Net Lease dated August 1, 2002 (collectively, the “Lease”), for the lease of premises located at 11404 and 11408 Sorrento Valley Road, San Diego, California 92121.
          B. Landlord and Tenant desire to amend the Lease on the terms and conditions set forth herein.
          C. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Lease.
AMENDMENT
          NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Lease is hereby amended as follows:
          1. Revision and Expansion of Premises.
               (a) Commencing on the Expansion Date, as defined below, the Premises shall be expanded to include approximately 3,600 square feet in the building at 11408 Sorrento Valley Road (the “First Expansion Space”). The Expansion Space is depicted on the attached Exhibit “A”.
               (b) On and after the Expansion Date, all references in the Lease and this Amendment to the “Premises” shall include references to the First Expansion Space. As a result of such expansion, on and after the Expansion Date, the Premises will contain approximately 30,370 total square feet. The Premises, as so expanded, is depicted on the attached Exhibit “A”.

1

          2. Minimum Monthly Rent. The Minimum Monthly Rent (Section 1.5) is hereby revised to be the following amounts for the following periods:

	First Expansion	Total
Period	Space Component	Minimum Monthly Rent
From the Commencement Date to and including the Expansion Date	n/a	$66,925 per month
From the Expansion Date to and including 8/31/03	$5,000	$71,925 per month
From 9/1/03 to and including 8/31/04	$5,175	$74,442 per month
From 9/1/04 to and including 8/31/05	$5,382	$77,420 per month
From 9/1/05 to and including 8/31/06	$5,597	$80,516 per month
From 9/1/06 to and including 8/31/07	$5,821	$83,737 per month
From 9/1/07 to and including 8/31/08	$6,054	$87,087 per month
From 9/1/08 to and including 8/31/09	$6,296	$90,570 per month
From 9/1/09 to and including 8/31/10	$6,548	$94,193 per month
From 9/1/10 to and including 8/31/11	$6,810	$97,961 per month
From 9/1/11 to and including 1/14/13	$7,082	$101,879 per month
          3. Pro Rate Share. As of the Expansion Date, Tenant’s Pro Rata Share of Operating Costs (Section 1.6) shall be ninety-seven and seven-tenths percent (97.7%).
          4. Parking Spaces. As of the Expansion Date, Tenant shall be entitled to use all of the parking spaces in the Center other that the three (3) that are reserved to the remaining other occupant of the Building (currently a delicatessen).
          5. Relocation of Current Occupant; Delivery of First Expansion Space; Expansion Date.
               (a) The parties acknowledge that the First Expansion Space is currently occupied by another occupant (the “Current Occupant”). Landlord is currently working to arrange the vacation of the First Expansion Space by the Current Occupant. Following the vacation of the First Expansion Space and the surrender the possession thereof by the Current Occupant, Landlord

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shall deliver the First Expansion Space to Tenant in a broom clean condition with all of the Current Occupant’s trade fixtures removed, but otherwise in “as is, where is” condition. The date of such delivery shall be the “Expansion Date” as set forth in this Amendment. Notwithstanding the foregoing, if the Expansion Date has not occurred by July 31, 2003 (except as set forth below), then this Amendment shall become null and void and of no further force and effect, Landlord shall immediately refund to Tenant the Expansion Payment, and neither Landlord nor Tenant shall have any further obligations to the other with regard to the subject matter of this Amendment; provided, however that if Landlord has filed an unlawful detainer action to recover possession of the First Expansion Premises prior to July 31, 2003, then such July 31, 2003 deadline shall be extended for so long as Landlord is diligently pursuing such action, but not beyond September 30, 2003.
               (b) This Amendment is contingent upon the Current Occupant vacating and surrendering possession of the First Expansion Space. If Landlord gives Tenant notice that it is unable to recover possession of the First Expansion Space and deliver the same to Tenant, then this Amendment shall terminate. Upon any such termination, this Amendment (other than Section 6) shall be of no further force or effect, and Landlord shall immediately refund the Expansion Payment to Tenant.
               (c) As a material inducement for Landlord to execute this Amendment, Tenant shall pay Landlord Twenty Thousand Dollars ($20,000) (the “Expansion Payment”) upon execution hereof, which amount represents a partial reimbursement to Landlord of the relocation payment that Landlord is required to make to the Current Occupant as consideration for the Current Occupant vacating the First Expansion Space. If Landlord is obligated to refund the Expansion Payment to Tenant pursuant to this Section 5, but fails to do so within three (3) days after Landlord’s obligation to refund the Expansion Payment first arises, then Tenant may offset the Expansion Payment against the Minimum Monthly Rent next coming due.
          6. No Brokers. Tenant warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment and any related transaction, and that it knows of no other real estate broker or agent who is entitled to a commission in connection with this Amendment and any related transaction. Tenant agrees to indemnify, defend and hold Landlord harmless from and against any obligation or liability to pay any commission or compensation to any other party arising from the act or agreement of Tenant.

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          7. No Other Change. Except as otherwise expressly set forth in this Amendment, all of the terms and conditions of the Lease remain unchanged and in full force and effect.
          IN WITNESS WHEREOF, this Second Amendment to Standard Industrial Net Lease is executed as of the date first above written.

LANDLORD:

SORRENTO PLAZA, a California limited partnership

By: COLLINS DEVELOPMENT COMPANY, a California corporation, General Partner

By:	/s/ William A. Tribolet
Print Name: WILLIAM A. TRIBOLET
Title: EXEC. VP

By:	/s/ Robert E. Petersen

Print Name: ROBERT E. PETERSEN
Title: PRESIDENT

TENANT:

AVANIR PHARMACEUTICALS, a California corporation

By:	/s/ Gerald J. Yakatan

Print Name: GERALD J. YAKATAN
Title: PRESIDENT & CEO

By:	/s/ Gregory P. Hanson

Print Name: Gregory P. Hanson
Title: VP & CFO

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EXHIBIT A
Tenant space shall include the entire building